Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

RTI INTERNATIONAL METALS, INC.,

REI DELAWARE HOLDING, INC.

AND

REI DELAWARE HOLDING, LLC

Dated as of January 9, 2012

TABLE OF CONTENTS

ARTICLE 1 – PURCHASE PRICE; PURCHASE AND SALE OF SHARES		2

1.1	AGGREGATE PURCHASE PRICE	2
1.2	PURCHASE AND SALE OF SHARES	2
1.3	ESTIMATED PURCHASE PRICE CALCULATION STATEMENT	2

ARTICLE 2 – CLOSING; POST-CLOSING PURCHASE PRICE TRUE-UP		3

2.1	CLOSING	3
2.2	PAYMENT OF CLOSING FUNDED INDEBTEDNESS, COMPANY TRANSACTION EXPENSES, WARRANT PAYMENTS AND PHANTOM STOCK PAYMENTS	3
2.3	CLOSING TRANSACTIONS	4
2.4	POST-CLOSING PURCHASE PRICE TRUE-UP	5

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7

3.1	ORGANIZATION AND STANDING	8
3.2	AUTHORITY TO CONDUCT BUSINESS	8
3.3	ORGANIZATIONAL DOCUMENTS	8
3.4	AUTHORITY; AUTHORIZATION; ENFORCEABILITY	8
3.5	NONCONTRAVENTION	8
3.6	GOVERNMENTAL APPROVALS	9
3.7	BROKERS	9
3.8	CAPITALIZATION OF THE ACQUIRED COMPANIES	9
3.9	RIGHTS; WARRANTS OR OPTIONS	10
3.10	ACQUIRED COMPANY FINANCIAL STATEMENTS	10
3.11	UNDISCLOSED LIABILITIES	11
3.12	TANGIBLE PERSONAL PROPERTY; SUFFICIENCY	11
3.13	REAL PROPERTY	12
3.14	INTELLECTUAL PROPERTY	13
3.15	INSURANCE	14
3.16	EMPLOYEES; LABOR RELATIONS	14
3.17	PERMITS; COMPLIANCE WITH LAW	16
3.18	LITIGATION	16
3.19	LIST OF ACCOUNTS	16
3.20	EMPLOYEE BENEFIT PLANS; ERISA	17
3.21	TAX MATTERS	18
3.22	ENVIRONMENTAL, HEALTH AND SAFETY MATTERS	21
3.23	MATERIAL CONTRACTS	22
3.24	TRANSACTIONS WITH AFFILIATES	23
3.25	POWERS OF ATTORNEY	23
3.26	ABSENCE OF CHANGES	23
3.27	INVENTORY	24
3.28	ACCOUNTS RECEIVABLE	25
3.29	INDEBTEDNESS	25
3.30	LARGEST SUPPLIERS AND CUSTOMERS	25
3.31	WARRANTY	25

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3.32	COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTIBOYCOTT LAWS	25
3.33	GOVERNMENT CONTRACTS	26
3.34	DISCLOSURE	28

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF THE SELLER		28

4.1	ORGANIZATION AND STANDING	29
4.2	AUTHORITY; AUTHORIZATION	29
4.3	ENFORCEABILITY	29
4.4	NONCONTRAVENTION	29
4.5	GOVERNMENTAL APPROVALS	29
4.6	TITLE TO SHARES	29

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		30

5.1	ORGANIZATION AND STANDING	30
5.2	AUTHORITY; AUTHORIZATION; ENFORCEABILITY	30
5.3	NONCONTRAVENTION	30
5.4	GOVERNMENTAL APPROVALS; CLAIMS OR LEGAL PROCEEDINGS	30
5.5	BROKERS	31
5.6	SECURITIES ACT	31
5.7	AVAILABILITY OF FUNDS	31

ARTICLE 6 – PRE-CLOSING COVENANTS		31

6.1	ACCESS TO INFORMATION	31
6.2	PRE-CLOSING ACTIVITIES	32
6.3	EFFORTS TO CONSUMMATE	34
6.4	EXCLUSIVE DEALING	35
6.5	NOTICE OF DEVELOPMENTS; SUPPLEMENTATION AND AMENDMENT OF SCHEDULES	35
6.6	CONFIDENTIALITY	35

ARTICLE 7 – CONDITIONS TO CLOSING		36

7.1	CONDITIONS TO OBLIGATIONS OF THE PURCHASER	36
7.2	CONDITIONS TO OBLIGATIONS OF THE SELLER AND THE COMPANY	37

ARTICLE 8 – ADDITIONAL AGREEMENTS		38

8.1	FURTHER ASSURANCES	38
8.2	PUBLICITY	38
8.3	BUSINESS RECORDS	39
8.4	INVESTIGATION; NO RELIANCE BY THE PURCHASER; KNOWLEDGE OF THE PURCHASER	39
8.5	EXCULPATION AND INDEMNIFICATION OF DIRECTORS AND OFFICERS	40
8.6	EMPLOYEE BENEFIT MATTERS	40
8.7	WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT	40
8.8	LIMITATION OF REPRESENTATIONS AND WARRANTIES	41
8.9	TAX COOPERATION; AUDITS; APPORTIONMENT; TAX RETURNS	41
8.10	TAX CONTROVERSIES	43
8.11	AMENDMENT OF TAX RETURNS	44

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8.12	TAX REFUNDS	44
8.13	CERTAIN TAXES	44
8.14	CONSOLIDATED INCOME TAX RETURN	44
8.15	NONSOLICITATION	44

ARTICLE 9 – REMEDIES FOR BREACH OF THIS AGREEMENT		45

9.1	SURVIVAL	45
9.2	INDEMNIFICATION	45
9.3	THIRD PARTY CLAIMS	46
9.4	LIMITATIONS ON INDEMNIFICATION	48
9.5	ESCROW	49
9.6	LIMITATION OF REMEDIES	50

ARTICLE 10 – TERMINATION		50

10.1	TERMINATION	50
10.2	EFFECT OF TERMINATION	51

ARTICLE 11 – MISCELLANEOUS		51

11.1	NOTICES	51
11.2	ENTIRE AGREEMENT	53
11.3	AMENDMENT AND WAIVER	53
11.4	BENEFITS; BINDING EFFECT; ASSIGNMENT	53
11.5	NO THIRD PARTY BENEFICIARY	53
11.6	SEVERABILITY	54
11.7	EXPENSES	54
11.8	COUNTERPARTS AND DELIVERY	54
11.9	DUTIES	54
11.10	GOVERNING LAW; WAIVER OF JURY TRIAL	54
11.11	CONSENT TO JURISDICTION	55
11.12	DISCLOSURE SCHEDULES	55

ARTICLE 12 – DEFINITIONS		55

12.1	DEFINED TERMS	55
12.2	INTERPRETATION	66

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of January 9, 2012, by and among (i) RTI International Metals, Inc., an Ohio corporation (the “Purchaser”), (ii) REI Delaware Holding, Inc., a Delaware corporation (the “Company”), and (iii) REI Delaware Holding, LLC, a Delaware limited liability company (the “Seller”).

BACKGROUND

A. Seller owns all of the issued and outstanding capital stock of the Company (the “Shares”).

B. The Company owns all of the issued and outstanding capital stock of Remmele Engineering, Inc., a Minnesota corporation (“Remmele”).

C. Remmele owns all of the issued and outstanding capital stock of REI Medical, Inc., a Minnesota corporation (“Medical” and, together with Remmele, the “Operating Companies” and each an “Operating Company”). The Company and the Operating Companies are individually referred to herein as an “Acquired Company” and collectively as the “Acquired Companies.”

D. The holders of warrants to purchase common stock of the Company as set forth on Schedule 3.9 (the “Warrant Holders”) have each entered into a Warrant Cancellation Agreement dated the date hereof (the “Warrant Cancellation Agreements”) executed copies of which have been delivered to the Purchaser.

E. The holders of phantom stock of the Company as set forth on Schedule 3.9 (the “Phantom Stock Holders”) have each entered into a Phantom Stock Cancellation Agreement dated the date hereof (the “Phantom Stock Cancellation Agreements”) executed copies of which have been delivered to the Purchaser.

F. The Operating Companies are in the business of providing manufacturing services to the medical device, aerospace and defense industries (the “Business”).

G. The Seller desires to sell to the Purchaser all of the Shares and the Purchaser desires to purchase all of the Shares from the Seller, upon the terms and subject to the conditions contained in this Agreement.

AGREEMENT

In consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained herein, the parties to this Agreement agree as follows:

ARTICLE 1 – PURCHASE PRICE; PURCHASE AND SALE OF SHARES

1.1 Aggregate Purchase Price. For purposes of this Agreement, the term “Aggregate Purchase Price” means an amount equal to the sum of (a) $182,500,000, plus or minus, as applicable, (b) the amount of the Net Working Capital Adjustment, plus (c) the aggregate Cash balances of the Acquired Companies at the Calculation Time (the “Closing Cash”), minus (d) the amount of Funded Indebtedness at the Calculation Time (the “Closing Funded Indebtedness”), plus (e) the amount of the Medical Capital Expenditures, minus (f) the amount of all Company Transaction Expenses, minus (g) the Tail Coverage Cost, minus (h) amount of the Warrant Payments, minus (i) the amount of the Phantom Stock Payments, minus (j) the GE Indebtedness to the extent it is not Closing Funded Indebtedness, and minus (k) the Transfer Road Property Amount.

1.2 Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller will sell to the Purchaser, and the Purchaser will purchase from the Seller, all of the Shares.

1.3 Estimated Purchase Price Calculation Statement. At least three business days before the Closing, the Company shall deliver to the Purchaser a written estimate (the “Estimated Purchase Price Calculation Statement”) setting forth (a) the Company’s good faith estimate of the amount of (i) the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto, (ii) the Closing Cash, (iii) the Closing Funded Indebtedness, (iv) the amount of the Medical Capital Expenditures, (v) the Company Transaction Expenses, (vi) the amount of the Warrant Payments, (vii) the amount of the Phantom Stock Payments, (viii) the GE Indebtedness to the extent it is not Closing Funded Indebtedness and (ix) the Transfer Road Property Amount, and (b) the calculation of the Aggregate Purchase Price based thereon. Schedule 1.3 sets forth the format for the calculation of the amounts described in this Section 1.3 and the payments to be made pursuant to Section 2.3(b). In connection with the Purchaser’s review of the Estimated Purchase Price Calculation Statement, the Company shall provide such supporting documentation or data of the Company used to prepare such estimate as the Purchaser may reasonably request. If the Purchaser does not agree with the Estimated Purchase Price Calculation Statement, the Company and the Purchaser shall negotiate in good faith to mutually agree on an acceptable Estimated Purchase Price Calculation Statement, and the Company shall consider in good faith any proposed comments or changes that the Purchaser may suggest; provided, however, that if there is a good faith disagreement between the Seller and the Purchaser regarding the Estimated Purchase Price Calculation Statement, then the parties will proceed with the Closing based on the amounts in the Estimated Purchase Price Calculation Statement that are not being disputed by the parties in good faith and the amounts that are being disputed in good faith will be resolved in accordance with the resolution process contemplated in Section 2.4. Notwithstanding the foregoing, any failure to include in the Estimated Purchase Price Calculation Statement any changes proposed by the Purchaser, the acceptance by the Purchaser of the Estimated Purchase Price Calculation Statement, any changes to the Estimated Purchase Price Calculation Statement agreed to by the parties, or the consummation of the Closing, shall not (A) limit or otherwise affect the remedies of any party under this Agreement, or (B) constitute an acknowledgment by the Purchaser, the Company or the Seller of the accuracy of the Estimated Purchase Price Calculation Statement, it being understood that the Estimated Purchase Price Calculation Statement is only an estimate for purposes of the Closing.

ARTICLE 2 – CLOSING; POST-CLOSING PURCHASE PRICE TRUE-UP

2.1 Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article 7, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Faegre Baker Daniels LLP, in Minneapolis, Minnesota, at 9:00 a.m. (local time) on a date (the “Closing Date”) to be mutually agreed upon by the Purchaser and the Seller, which date shall be no later than the third business day after all of the conditions set forth in Article 7 have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing). Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

2.2 Payment of Closing Funded Indebtedness, Company Transaction Expenses, Warrant Payments and Phantom Stock Payments. At the Closing, the Purchaser shall, out of the estimated amount of the Aggregate Purchase Price (as set forth on the Estimated Purchase Price Calculation Statement):

(a) pay and discharge (or cause to be paid and discharged) on behalf of the Acquired Companies, all Closing Funded Indebtedness, all Company Transaction Expenses and all Warrant Payments set forth on the Estimated Purchase Price Calculation Statement by wire transfer of immediately available funds pursuant to written instructions delivered to the Purchaser by the Seller concurrently with the delivery of the Estimated Purchase Price Calculation Statement. Not less than two business days before the Closing Date, the Company will provide the Purchaser with customary pay-off letters from all holders of such Closing Funded Indebtedness to be so paid (and will make arrangements reasonably satisfactory to the Purchaser for such holders to provide to the Purchaser recordable form lien releases simultaneously with or promptly following the Closing) and invoices from each Person to whom Company Transaction Expenses are to be paid, in each case, in a form reasonably acceptable to the Purchaser; and

(b) pay or cause to be paid to each Phantom Stock Holder the amount of the Phantom Stock Payments set forth on the Estimated Purchase Price Calculation Statement, subject to deduction and withholding pursuant to any provision of federal, state, local or foreign Tax Law as provided below, by wire transfer of immediately available funds, pursuant to written instructions delivered to the Purchaser by the Seller concurrently with the delivery of the Estimated Purchase Price Calculation Statement.

The parties acknowledge that the Phantom Stock Payments, Warrant Payments and the Company Transaction Expenses are obligations of the Company and/or the Operating Companies, as the

case may be, incurred on or before the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of the Purchaser. Payment of such Phantom Stock Payments, Warrant Payments and Company Transaction Expenses by the Purchaser on behalf of the Company and/or the Operating Companies on the Closing Date is being made for convenience only. For the avoidance of doubt, the Seller shall calculate the Warrant Payments and Phantom Stock Payments, and Purchaser (and, following the Closing, the Acquired Companies) shall have no liability to Seller, any Phantom Stock Holder or any Warrant Holder with respect to the accuracy of such calculations.

The parties will cooperate and will each use commercially reasonable efforts to obtain from GE Commercial Finance Business Property Corporation (“GE”) consent under the agreements between GE and Remmele set forth on Schedule 3.13(a) (collectively, the “GE Mortgage Agreements”), to the transactions contemplated by this Agreement so that the Indebtedness payable to GE under the GE Mortgage Agreements and secured by mortgages encumbering each parcel of Owned Real Property (other than the Transfer Road Property) (the “GE Indebtedness”) and the terms and conditions of such agreements shall continue to be in effect for the Acquired Companies after the Closing; provided, however, that commercially reasonable efforts shall not require the Purchaser to agree to amend any term of any of the GE Mortgage Agreements in any adverse manner, pay any sums or provide any additional collateral to GE. If the parties are unable to obtain consent from GE, then the GE Indebtedness (including any pre-payment penalties) will be considered Closing Funded Indebtedness payable at the Closing pursuant to Sections 1.1, 1.2 and this Section 2.2.

2.3 Closing Transactions.

(a) Delivery of Assignment Document. At the Closing, the Seller shall deliver to the Purchaser an assignment separate from certificate providing for the assignment of all right, title and interest in the Shares to the Purchaser, together with the stock certificate evidencing the ownership of the Shares by the Seller.

(b) Aggregate Purchase Price Funds Flow. The Purchaser shall pay (or cause to be paid) the estimated amount of the Aggregate Purchase Price, as set forth on the Estimated Purchase Price Calculation Statement, as follows:

(i) At the Closing, the Purchaser shall pay or cause to be paid the Purchase Price Escrow Amount and the Indemnification Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds, pursuant to instructions delivered by the Escrow Agent at least two business days before the Closing Date.

(ii) At the Closing, the Purchaser shall pay or cause to be paid to the Seller the estimated amount of the Aggregate Purchase Price as set forth on the Estimated Purchase Price Calculation Statement, minus the Purchase Price Escrow Amount and minus the Indemnification Escrow Amount, by wire transfer of immediately available funds pursuant to written instructions delivered to the Purchaser by the Seller (as the same may be amended from time to time by the Seller, the “Wire Instructions”).

(c) Tax Withholding. Notwithstanding any provision hereof to the contrary, the Company and/or one or more of the Operating Companies shall deduct and withhold from the Phantom Stock Payments otherwise payable to the Phantom Stock Holders such amounts as it is required to deduct and withhold with respect to such Phantom Stock Payments pursuant to any provision of applicable Tax Law. To the extent that amounts are so withheld by the Company or any of the Operating Companies, such withheld amounts shall (i) be treated for all purposes of this Agreement as having been paid to such Phantom Stock Holders in respect of which such deduction and withholding was made by the Company or such Operating Company and (ii) not be included in connection with the calculation of Closing Cash hereunder. The requirements of this Section 2.3(c) shall apply whether such Phantom Stock Payments payable to such Phantom Stock Holders are made on or after the Closing Date.

(d) Other Closing Deliveries.

(i) By the Company and/or the Seller. The Seller and the Company will deliver to the Purchaser the Transaction Documents to which each is a party as set forth in Section 7.1 (to the extent not previously executed and delivered).

(ii) By the Purchaser. The Purchaser will deliver to the Seller the Transaction Documents to which it is a party as set forth in Section 7.2 (to the extent not previously executed and delivered).

2.4 Post-Closing Purchase Price True-Up.

(a) Within 90 days after the Closing Date, the Purchaser shall prepare, at the Purchaser’s expense, and deliver to the Seller, a written statement (the “Final Purchase Price Calculation Statement”) setting forth the Purchaser’s calculations (the “Purchaser’s Proposed Calculations”) of (i) the amount of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto, (ii) the Closing Cash, (iii) the Closing Funded Indebtedness, (iv) the amount of the Medical Capital Expenditures, (v) the Company Transaction Expenses, (vi) the amount of the Warrant Payments, and (vii) the amount of the Phantom Stock Payments, and (b) the calculation of the Aggregate Purchase Price based thereon. The Final Purchase Price Calculation Statement shall contain a recalculation of the Aggregate Purchase Price based on the foregoing amount of the Net Working Capital Adjustment and the other items set forth in this Section 2.4(a).

(b) Within 45 days after its receipt of the Final Purchase Price Calculation Statement, the Seller shall notify the Purchaser in writing of its agreement or disagreement with the Final Purchase Price Calculation Statement and the accuracy of any of the Purchaser’s Proposed Calculations, together with the Seller’s proposed alternative calculations of the amount of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto and all other items set forth in Section 2.4(a), together with a recalculation of the Aggregate Purchase Price set forth in reasonable detail (the “Seller’s Proposed Calculations”). During such 45-day period, the Purchaser shall grant the Seller and its accountants, at Seller’s expense, reasonable access to all books, records, facilities, work papers, schedules and calculations used in the Purchaser’s preparation of the Final Purchase Price Calculation Statement. If the Seller does not deliver the Seller’s Proposed Calculations to the Purchaser within such 45-day period, then the Final Purchase Price Calculation Statement and the Purchaser’s Proposed Calculations shall be conclusive and binding on the Purchaser, the Company and the Seller and shall become the Final Purchase Price Calculation Statement. If the Purchaser does not reject the Seller’s Proposed Calculations by written notice given to the Seller within 15 days after the Purchaser’s receipt of the Seller’s Proposed Calculations, then the Final Purchase Price Calculation Statement and the Purchaser’s Proposed Calculations contained therein, as modified by the Seller’s Proposed Calculations, shall be conclusive and binding on the Purchaser, the Company and the Seller. If the Purchaser rejects the Seller’s Proposed Calculations by written notice given to the Seller within 15 days after the Purchaser’s receipt of the Seller’s Proposed Calculations, then the Seller and the Purchaser shall attempt to resolve any such dispute within 15 days after the date that the Purchaser delivers its written notice of rejection to the Seller. If the Purchaser and the Seller do not resolve any such dispute within such 15-day period, then within 15 days following the end of the preceding 15-day period, the Purchaser and the Seller shall select a mutually acceptable and nationally recognized independent accounting firm that neither the Company nor the Purchaser are using for any other purpose (such firm, the “Independent Accounting Firm”) to resolve the remaining disputed items (the “Remaining Disputed Items”) by conducting the Independent Accounting Firm’s own review and verification of the Remaining Disputed Items, and thereafter selecting either the Purchaser’s Proposed Calculations of the Remaining Disputed Items or the Seller’s Proposed Calculations of the Remaining Disputed Items or an amount in between the two. The Purchaser, the Company and the Seller shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The parties acknowledge that KPMG LLP is a mutually acceptable firm to be designated as the Independent Accounting Firm. Each of the Seller and the Purchaser agrees to execute, if requested by the Independent Accounting Firm, an engagement letter containing reasonable and customary terms. The Seller and the Purchaser shall each pay their own costs and expenses incurred under this Section 2.4(b). The Independent Accounting Firm’s fees and expenses shall be borne one-half by the Seller, on the one hand, and one-half by the Purchaser, on the other hand. The Independent Accounting Firm shall act as an arbitrator to determine, based upon the provisions of this Section 2.4(b), only the Remaining Disputed Items and the determination of each amount of the Remaining Disputed Items shall be made in accordance with the procedures set forth in Section 2.4(a) and this Section 2.4(b) and, in any event, shall be no less than the lesser of the amount claimed by either the Seller or the Purchaser (in the case of the Purchaser, as set forth in the Purchaser’s Proposed Calculations first delivered to the Seller during the 90-day period set forth in Section 2.4(a) and in the case of the Seller, as set forth in the Seller’s Proposed Calculations first delivered to the Purchaser during the 45-day period described above), and shall be no greater than the greater of the amount claimed by either the Seller or the Purchaser (in the case of the Purchaser, as set forth in the Purchaser’s Proposed Calculations first delivered to the Seller during the 90-day period set forth in Section 2.4(a) and in the case of the Seller, as set forth in the Seller’s Proposed Calculations first delivered to the Purchaser during the 45-day period described above).

(c) Upon the determination, in accordance with Section 2.4(b), of the Final Purchase Price Calculation Statement and the final calculations of the amounts of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto and all other items set forth in Section 2.4(a), the Aggregate Purchase Price shall be recalculated using such finally determined amounts in lieu of the estimates of such amounts used in the calculation of the estimated Aggregate Purchase Price payable at Closing.

(i) If the Aggregate Purchase Price as recalculated pursuant to this Section 2.4(c) is greater than the estimated Aggregate Purchase Price paid at Closing, then (A) the Purchaser shall pay or cause to be paid to the Seller the amount of any such excess by wire transfer pursuant to the Wire Instructions and (B) the Seller and the Purchaser shall also authorize a release of the Purchase Price Escrowed Funds to the Seller as set forth in the Escrow Agreement.

(ii) If the Aggregate Purchase Price as recalculated pursuant to this Section 2.4(c) is equal to the estimated Aggregate Purchase Price paid at Closing, then (A) the Seller and the Purchaser shall authorize a release of the Purchase Price Escrowed Funds to the Seller as set forth in the Escrow Agreement and (B) no further payment shall be payable by the Purchaser or the Seller under this Section 2.4(c).

(iii) If the Aggregate Purchase Price as recalculated pursuant to this Section 2.4(c) is less than the estimated Aggregate Purchase Price paid at Closing (the amount of such difference being the “Purchase Price Decrease”), then the Seller shall pay to the Purchaser the amount of any such deficiency out of the Purchase Price Escrowed Funds as set forth in the Escrow Agreement, and if the Purchase Price Decrease exceeds the Purchase Price Escrowed Funds, then the Seller shall pay or cause to be paid to the Purchaser by wire transfer an amount equal to the Purchase Price Decrease minus the Purchase Price Escrowed Funds. If the Purchase Price Decrease is less than the Purchase Price Escrowed Funds, then the Seller and the Purchaser shall also authorize a release of funds to the Seller of an amount equal to the Purchase Price Escrowed Funds minus the Purchase Price Decrease, as set forth in the Escrow Agreement.

(iv) Any payments made pursuant to this Section 2.4(c) shall be made by wire transfer of immediately available funds no later than three business days after the final determination referred to in the first sentence of this Section 2.4(c) and shall be deemed to be adjustments to the Aggregate Purchase Price for all Tax purposes. Any authorization of a release from the Purchase Price Escrowed Funds contemplated by this Section 2.4(c) shall be made by the Seller and the Purchaser executing and delivering a Direction Letter (as defined in the Escrow Agreement) to the Escrow Agent within three business days after the final determination referred to in the first sentence of this Section 2.4(c).

The parties acknowledge that additional releases from the Purchase Price Escrowed Funds may occur as described in the Escrow Agreement and that such additional releases (if any) will supplement the releases described above.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES OF THE COMPANY

To induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in the Schedules, each of the Seller and the Company hereby represent and warrant to the Purchaser as follows:

3.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Operating Companies is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Minnesota.

3.2 Authority to Conduct Business. Each of the Acquired Companies has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and each of the Acquired Companies is duly licensed or qualified to do business as a foreign entity in each jurisdiction in which the nature of its properties and assets or the conduct of its business as currently conducted requires it to be so licensed or qualified, except where the failure to be duly licensed or qualified to do business would not reasonably be expected to have a Material Adverse Effect. The Acquired Companies are not qualified in any jurisdictions to do business as a foreign entity.

3.3 Organizational Documents. True, complete and correct copies of the Organizational Documents of the Acquired Companies and all amendments thereto as currently in effect have been delivered to the Purchaser. None of the Acquired Companies is in default under or in violation of its Organizational Documents.

3.4 Authority; Authorization; Enforceability.

(a) Authority; Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and under each such other Transaction Document, and to consummate the transactions contemplated by this Agreement and each such other Transaction Document. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company.

(b) Enforceability. This Agreement and each such other Transaction Document to which the Company is a party is, or upon its execution and delivery will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.

3.5 Noncontravention. Except as set forth on Schedule 3.5, none of the execution, delivery or performance by the Company of this Agreement or any other Transaction Document to which the Company is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will (i) violate, or result in the violation of, the Organizational Documents of any of the Acquired Companies, (ii) violate any Law, order, judgment, injunction, stipulation, award or decree of any Authority, in each case applicable to any Acquired Company or their assets or properties, or (iii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default, give rise to a right of termination of all or any provision of, accelerate the performance of any party to or require any consent under, or result in the creation of any Lien upon any property or assets of any Acquired Company pursuant to any Material Contract, except, in the case of clause (iii), where the violation, breach, default, right of termination, acceleration of performance, failure to obtain consent or Lien would not materially and adversely affect an Acquired Company.

3.6 Governmental Approvals. Except as set forth on Schedule 3.6, no filing with, and no material permit (or amendment or modification thereof), authorization, license, consent or approval of, any Authority is necessary for the consummation by the Company of the transactions contemplated hereby.

3.7 Brokers. Except for Greene Holcomb & Fisher LLC (“GHF”), neither the Seller nor any Acquired Company has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

3.8 Capitalization of the Acquired Companies.

(a) Capitalization of the Company. The authorized capital stock of the Company consists of 3,000 shares of common stock, $0.01 par value per share, of which 2,000 shares are issued and outstanding and held beneficially and of record by the Seller. The Shares constitute all of the outstanding capital stock of the Company. The Shares are duly authorized, and validly issued, fully paid and nonassessable.

(b) Capitalization of Remmele. The authorized capital stock of Remmele consists of 1,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are issued and outstanding and held beneficially and of record by the Company. Such shares of common stock constitute all of the outstanding capital stock of Remmele and are duly authorized, and validly issued, fully paid and nonassessable.

(c) Capitalization of Medical. The authorized capital stock of Medical consists of 1,500,000 shares of common stock, $0.01 par value per share, of which 100,000 shares are issued and outstanding and held beneficially and of record by Remmele. Such shares of common stock constitute all of the outstanding capital stock of Medical and are duly authorized, and validly issued, fully paid and nonassessable.

(d) Liens, Restrictions and Securities Laws. Except as set forth on Schedule 3.8, the shares of common stock of Remmele held by the Company and the shares of common stock of Medical held by Remmele are held free and clear of all Liens (other than restrictions imposed by securities laws applicable to securities generally and rights of the Purchaser hereunder), including without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to the Shares and such other shares, and there are no restrictions upon the voting or transfer of any of such shares, or the Shares, pursuant to the Organizational Documents of any of the Acquired Companies or any agreement or other instrument to which any of the Acquired Companies is a party or by which any of them are bound.

Each of the Shares, and the shares of common stock of Remmele and Medical held respectively by the Company and Remmele, were issued pursuant to valid exemptions from the registration requirements of the Securities Act and the applicable “blue sky” Laws of each of the states. The Company does not legally or beneficially own or control, directly or indirectly, any shares of stock or other equity interest of any Person, other than Remmele and Medical.

3.9 Rights; Warrants or Options. Except for this Agreement or as set forth on Schedule 3.9, there are no outstanding subscriptions, warrants, options or other agreements or rights of any kind that are binding on any Acquired Company to purchase or otherwise receive or be issued any capital stock or any other equity security of any Acquired Company, or securities or obligations of any kind convertible into any capital stock or any other equity security of any Acquired Company. Except as set forth on Schedule 3.9 and, in the case of the Company, for this Agreement, no Acquired Company is a party to any outstanding contract or other agreement to purchase, redeem or otherwise acquire any outstanding capital stock or any other equity security of any Acquired Company, or securities or obligations of any kind convertible into any capital stock or other equity security of any Acquired Company. Schedule 3.9 lists each agreement, instrument or document establishing the rights, obligations, terms and conditions of the warrants held by the Warrant Holders and the rights of each of the Phantom Stock Holders, true, complete and correct copies of which have been provided to the Purchaser. Except as set forth on Schedule 3.9, there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to the equity securities of any Acquired Company.

3.10 Acquired Company Financial Statements.

(a) Financial Statements. The Company has delivered true, complete and correct copies of the following financial statements (the “Financial Statements”) to the Purchaser, which are attached to Schedule 3.10(a): (a) the audited consolidated balance sheets of Remmele as of December 31, 2009 and December 31, 2010, and the related audited consolidated statements of income and cash flows of Remmele for the years ended December 31, 2009 and December 31, 2010, and (b) the unaudited consolidated balance sheet of Remmele as of November 30, 2011 (the “Most Recent Balance Sheet”), and the related unaudited consolidated statement of income of Remmele for the eleven months then ended (together with the Most Recent Balance Sheet, the “Interim Financial Statements”). Except as set forth on Schedule 3.10(a): (a) each of such balance sheets was prepared in accordance with GAAP consistently applied and fairly presents in all material respects the financial condition of Remmele as of its respective date; and (b) each of such statements of income and cash flows was prepared in accordance with GAAP consistently applied and fairly presents in all material respects the results of operations of Remmele for the period covered thereby; provided, however, that each of the Interim Financial Statements is subject to normal year-end adjustments and lacks footnotes and other presentation items.

(b) Internal Controls. Each Acquired Company has established a system of internal controls over financial reporting (as that term is defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act) that is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP; (ii) that receipts and expenditures by the Acquired

Companies are executed in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use, or disposition of their assets that would materially affect the Financial Statements.

(c) Affiliate Transactions. Except as set forth on Schedule 3.24, those transactions, arrangements and other relationships specifically identified in the Financial Statements set forth all transactions, arrangements and other relationships between and among the Acquired Companies, any of their Affiliates and any special purpose or limited purpose entity beneficially owned by or formed at the direction of any of the Acquired Companies.

(d) Books and Records. The minute books of the Acquired Companies, which have been made available to the Purchaser, contain complete and accurate records in all material respects of all official meetings of the Acquired Companies’ stockholders, Boards of Directors and committees thereof. At the Closing, all such books and records shall be in the possession of the Company.

(e) Assets. Other than the Shares, the Company has no assets of any kind.

3.11 Undisclosed Liabilities.

(a) The Company does not have any Liabilities except for (i) Liabilities under this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, (ii) Liabilities disclosed pursuant to the representations and warranties set forth in this Agreement, (iii) Liabilities of the Operating Companies arising solely out of the fact of the Company’s direct or indirect equity ownership thereof, (iv) Liabilities to any Operating Company and (v) Liabilities set forth on Schedule 3.11.

(b) Except as set forth on the face of the Most Recent Balance Sheet, none of the Acquired Companies has any Liabilities except for (i) Liabilities under contracts, leases, licenses and other arrangements, including the Benefit Plans, to which any of the Acquired Companies or any of their assets may be bound, including those set forth on Schedule 3.23 and not in default or overdue and which did not result from a breach, (ii) Liabilities which have arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and which are either discharged before the Closing or accounted for in the calculation of the Net Working Capital Adjustment, (iii) Liabilities which have arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet that are not required to be reflected or reserved against on a balance sheet that is in accordance with GAAP, (iv) Liabilities set forth on Schedule 3.11 and (v) Liabilities under this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby.

3.12 Tangible Personal Property; Sufficiency. Except as set forth on Schedule 3.12, all of the material tangible personal property reflected on the Most Recent Balance Sheet, or acquired after the date thereof, located on the premises of any Acquired Company or that is used in the operation of the Business as currently conducted by the Acquired Companies is either (i) owned by an Acquired Company, or (ii) leased pursuant to valid leasehold interests, in each case free and clear of any Liens, other than Permitted Liens. All material tangible personal property has been maintained in accordance with normal applicable industry practice, is in good operating condition and repair (except normal wear and tear) and is sufficient for the purposes for which it is used.

3.13 Real Property.

(a) Schedule 3.13(a) lists (i) all real property owned by each Acquired Company (collectively, the “Owned Real Property”) and (ii) all real property leases to which any Acquired Company is a party (each being a “Real Property Lease” and any real property leased or occupied under a Real Property Lease being “Leased Real Property”). The Owned Real Property and the Leased Real Property are, collectively, the “Real Property.”

(b) The Real Property constitutes all of the land, buildings, structures and other improvements used by any Acquired Company in the conduct of its business as currently conducted. The Acquired Companies have delivered or made available to the Purchaser copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Seller or the Acquired Companies and relating to such property or interests. Except for the Real Property Leases and except as set forth on Schedule 3.13(a), there is no lease (including sublease) or occupancy agreement in effect with respect to any Real Property. There is no pending or, to the Knowledge of the Company, threatened condemnation or other eminent domain proceeding affecting any Owned Real Property or any sale or other disposition of any Owned Real Property in lieu of condemnation, and to the Knowledge of the Company there is no pending or threatened condemnation or other eminent domain proceeding affecting any Leased Real Property.

(c) Each Real Property Lease is a valid and binding obligation of the relevant Acquired Company and, to the Knowledge of the Company, the other parties thereto, and is enforceable against such Acquired Company and each party thereto in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity). No Acquired Company is in breach or default under any Real Property Lease and, to the Knowledge of the Company, no other party to any Real Property Lease is in default or otherwise in breach thereof, except for (i) such defaults and events as to which requisite waivers or consents have been obtained and provided to the Purchaser, and (ii) breaches or defaults which, in the aggregate, would not reasonably be expected to materially and adversely affect the Acquired Companies’ use and quiet enjoyment of such Leased Real Property. Except as set forth on Schedule 3.13(a), no consent is required to be obtained from any party to a Real Property Lease as a result of the transactions contemplated by this Agreement, except where the failure to obtain such consent would not materially and adversely affect an Acquired Company.

(d) The relevant Acquired Company has good and valid fee title to all Owned Real Property, free and clear of all Liens, except Permitted Liens and, to the Knowledge of the Company, none of the Owned Real Property is subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except as set forth on Schedule 3.13(d). Valid policies of title insurance have been issued insuring the relevant Acquired Company’s fee simple title to each parcel of the Owned Real Property, and such policies are in full force and effect and no claim has been made against any such policy.

(e) The Real Property is in compliance with all existing Laws, including, without limitation, (a) the Americans with Disabilities Act, 42 U.S.C. Section 12102 et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, and (b) all Laws with respect to zoning, building, fire, safety, health codes and sanitation, except with respect to either (a) or (b) above where such noncompliance would not materially and adversely affect an Acquired Company. The Company has received no written notice of any, and to the Knowledge of the Company there is no, condition currently or previously existing on the Real Property or any portion thereof that would reasonably be expected to give rise to any violation of, or require any remediation under, any existing Law applicable to the Real Property if it were disclosed to the Authorities having jurisdiction over such Real Property.

(f) To the Knowledge of the Company, (a) the current use of the Real Property does not violate any instrument of record or agreement affecting such Real Property, and (b) there are no violations of any covenants, conditions, restrictions, easements, agreements or orders of any Authority having jurisdiction over any of the Real Property or the use or occupancy thereof. To the Knowledge of the Company, no damage or destruction has occurred, ordinary wear and tear excepted, with respect to any of the Real Property that has not been repaired or restored.

This Section 3.13 contains the sole and exclusive representations and warranties of the Company with respect to any real property matters with respect to the Acquired Companies.

3.14 Intellectual Property.

(a) Schedule 3.14(a) contains a complete and correct list, as of the date hereof, of all patents and patent applications, trademark registrations and applications, and copyright registrations and applications owned by any of the Acquired Companies (collectively, the “Listed Intellectual Property”). The Listed Intellectual Property, together with all of the Intellectual Property owned by any Acquired Company or that the Acquired Companies license or otherwise have acquired the right to use and which is individually material to the conduct of the Acquired Companies’ Business as presently conducted, is referred to collectively herein as the “Company Intellectual Property.” Schedule 3.14(a) specifies, as applicable, any application or registration number for the Listed Intellectual Property.

(b) Except as set forth on Schedule 3.14(b), all of the Listed Intellectual Property which is used in the operation of the Business as currently conducted is owned by one or more of the Acquired Companies, and one or more of the Acquired Companies own or otherwise have a valid right to use all of the Company Intellectual Property (other than the Listed Intellectual Property) which is used in the operation of the Business as currently conducted, in each case free and clear of any Liens, other than Permitted Liens.

(c) Except as set forth on Schedule 3.14(c), to the Knowledge of the Company, the conduct of the Business as currently conducted by the Acquired Companies does not infringe on the intellectual property rights of any Person.

(d) Except as set forth on Schedule 3.14(d), no claims are pending or, to the Knowledge of the Company, threatened in writing against any of the Acquired Companies by any other Person or any Authority asserting that any of the Company Intellectual Property owned by any Acquired Company infringes, misappropriates, dilutes or violates a third party’s rights in or to Intellectual Property, or that challenges the ownership, use, protectability, registerability, validity, or enforceability thereof (other than claims, challenges, or questions by governmental intellectual property office examiners as part of the application process).

(e) The Company Intellectual Property includes all rights necessary to enable the Acquired Companies to conduct their respective businesses as currently conducted.

(f) The Acquired Companies have taken commercially reasonable measures to keep in full force and effect the currently subsisting material registrations, renewals and applications for registration and to maintain the confidentiality of material trade secrets that constitute Company Intellectual Property owned by the Acquired Companies.

(g) Except as set forth on Schedule 3.14(g), to the Knowledge of the Company, all of the computer software owned by (as opposed to licensed to) the Acquired Companies that is used by the Acquired Companies in the Business as currently conducted is adequately documented and, to the Knowledge of the Company, performs in material conformance with the applicable documentation or specifications for such software. The Company has taken commercially reasonable steps, including periodic testing or screening, to prevent or remove any viruses, “worms,” cancelbots, disabling or malicious code, or other anomalies detected by such testing or screening that would materially impair the functionality of the computer software owned, licensed or used by the Acquired Companies in the conduct of the Business as currently conducted.

This Section 3.14 contains the sole and exclusive representations and warranties of the Company with respect to any intellectual property matters with respect to the Acquired Companies.

3.15 Insurance. Schedule 3.15 sets forth a summary of all material policies of fire, liability, workmen’s compensation, life, property and casualty insurance owned or held by each of the Acquired Companies for the current period that includes the date hereof under which an Acquired Company is an insured, other than policies and/or insurance related to the Benefit Plans (the “Insurance Policies”). All of the Insurance Policies are in full force and effect to the Knowledge of the Company, and each Acquired Company is in material compliance with the Insurance Policies to which it is a party and is not in default under any of the material terms thereof. Since the respective effective dates of the Insurance Policies, no written notice of cancellation or non-renewal with respect to any such policy has been received by any Acquired Company. Except as set forth on Schedule 3.15 and other than related to the Benefit Plans, the Acquired Companies do not have any self-insurance or co-insurance program.

3.16 Employees; Labor Relations.

(a) Schedule 3.16 sets forth a complete and correct list of all salaried employees of the Acquired Companies having total annual compensation in excess of $100,000, showing for each: (i) name, (ii) hire date, (iii) current job title, (iv) actual base salary, bonus, commission or other remuneration paid during the fiscal year ending December 31, 2010, and (v) base salary level and anticipated bonus for the fiscal year ending December 31, 2011.

(b) The Seller and the Company have provided the Purchaser with complete and correct copies of (i) all existing employment, change of control, bonus, severance, accrued vacation or other leave agreements, policies or retiree benefits of each officer, employee or consultant, and with respect to former officers, employees or consultants of any Acquired Company, all such agreements requiring performance by an Acquired Company after the date of this Agreement, (ii) all employee trade secret, non-compete, non-disclosure and invention assignment agreements and (iii) all written manuals and handbooks applicable to any current director, manager, officer, employee or consultant of the Acquired Companies. The employment or consulting arrangement of each officer, employee or consultant of the Acquired Companies is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by the Acquired Companies, and except as set forth on Schedule 3.16(b), none of the Acquired Companies has any severance obligations if any such officer, employee or consultant is terminated.

(c) Except as set forth on Schedule 3.16(c), to the Knowledge of the Company, each Acquired Company has complied with all Laws relating to employment, equal employment opportunity, fair employment practices, nondiscrimination, immigration, wages, hours, workers’ compensation, unemployment compensation, collective bargaining, the payment and withholding of social security and similar taxes, occupational safety and health, and plant closing or mass layoff notices. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(d) No Acquired Company is party to any collective bargaining agreement or other labor union contract applicable to any of its employees, and none of the Acquired Companies has experienced (nor, to the Knowledge of the Company, have any been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years.

(e) Each Acquired Company has paid when due any and all wages, bonuses, commissions, benefits, penalties or assessments or other monies that are material in amount, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, contractor, consultant or other agent, except where such failure to pay is the result of a bona fide good faith dispute by such Acquired Company regarding the existence of or amount of such payment obligation.

(f) Except as set forth on Schedule 3.16(f), within the three years prior to the Closing Date, there have been no filed or, to the Knowledge of the Company, written notice of any citations, investigations, audits, administrative proceedings, charges, or complaints of violations of any federal, state or local employment Laws with respect to an Acquired Company, including any audits or investigations conducted by the Department of Labor, the Equal Employment Opportunity Commission, the Department of Justice, or any other Authority, regarding compliance with any of the following:

(i) The Fair Labor Standards Act or any other wage and hour laws.

(ii) Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other laws prohibiting employment discrimination.

(iii) The Fair Employment & Housing Act, the Occupational Safety & Health Act, or any other applicable state or local laws governing employment.

3.17 Permits; Compliance With Law. Schedule 3.17 sets forth a complete list of all Permits necessary for the ownership and conduct of the Business as currently conducted, except for such Permits the absence of which would not materially and adversely affect an Acquired Company, and, except as set forth on Schedule 3.17, each Acquired Company is in material compliance with all such Permits. Except as set forth on Schedule 3.17, none of the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby will result in any revocation, cancellation or suspension of any Permit, and there is not pending or, to the Knowledge of the Company, threatened litigation, proceeding or investigation with respect to the revocation, cancellation, suspension or nonrenewal thereof. Each of the Acquired Companies is in compliance with all applicable Laws, except where the failure to comply with any such Law would not reasonably be expected to materially and adversely affect an Acquired Company.

The representations and warranties set forth in this Section 3.17 do not apply to compliance with (a) Environmental, Health and Safety Laws (including holding of or compliance with any Permits required under such Laws), which matters are covered under Section 3.22, (b) ERISA or other Laws related to employment or labor matters, which matters are covered under Sections 3.16 and 3.20, or (c) Laws related to intellectual property matters, which matters are covered under Section 3.14.

3.18 Litigation. Schedule 3.18 sets forth a list of all actions, suits, claims or proceedings which are, or within the two-year period preceding the date of this Agreement which were, (a) pending before any Authority or (b) to the Knowledge of the Company, threatened in writing against any Acquired Company, that would in either case materially and adversely affect an Acquired Company (other than actions, suits, claims or proceedings by governmental intellectual property office examiners as part of the application process). There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against any Acquired Company or any of their assets or properties that present a claim to prohibit, enjoin, restrain, delay or condition the consummation of the transactions contemplated hereby.

3.19 List of Accounts. Schedule 3.19 sets forth a list of all bank and investment accounts, and all safe deposit boxes, maintained by any Acquired Company, and a listing of the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, authorized to obtain access thereto.

3.20 Employee Benefit Plans; ERISA.

(a) Except as set forth on Schedule 3.20(a), the Acquired Companies do not maintain, contribute to or have any obligation to make contributions to, any employee benefit plan (an “ERISA Plan”) within the meaning of §3(3) of ERISA, or any other retirement, profit sharing, stock option, stock bonus or deferred compensation, severance, sick leave or other material plan or arrangement providing benefits to current or former employees, officers or directors, in each case whether or not terminated, of any Acquired Company (a “Non-ERISA Plan”). All such ERISA Plans and Non-ERISA Plans (collectively, the “Benefit Plans”) are set forth on Schedule 3.20(a). With respect to the Benefit Plans, Schedule 3.20(a) identifies which of the Acquired Companies that entered into, established, sponsors or maintains each such Benefit Plan or that contributes or is required to contribute to each such Benefit Plan. Except as set forth on Schedule 3.20(a), each of the Benefit Plans may be modified, amended or terminated at any time and for any reason without penalty.

(b) The Benefit Plans comply in form and have been and are being maintained and operated in accordance with all Laws applicable to such plans (including ERISA and the Code) and the terms and conditions of the respective plan documents, except where the failure to so maintain or operate would not materially and adversely affect an Acquired Company. Each of the Benefit Plans that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including proposed regulations, notices, rulings, and final regulations) in all material respects and no employee of any Acquired Company is entitled to any gross-up or otherwise entitled to indemnification by any Acquired Company for any violation of Section 409A of the Code. The IRS has issued, or is deemed to have issued, a favorable determination letter with respect to each ERISA Plan that is intended to be a “qualified plan” within the meaning of §401(a) of the Code, each of which are set forth on Schedule 3.21(b) (the “Qualified Benefit Plans”). No ERISA Plan is subject to Title IV or §302 of ERISA or §412 of the Code. No ERISA Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of §4063 of ERISA. Except as set forth on Schedule 3.20(a), and except for continuation coverage as required by §4980(B) of the Code or by applicable state insurance Laws, no Benefit Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

(c) The Company has delivered to the Purchaser, to the extent applicable, correct and complete copies of the current plan documents and summary plan descriptions, and all related insurance contracts, funding arrangements which implement each Benefit Plan and any reports or summaries required under ERISA (including Forms 5500) filed since January 1, 2009, the most recent Forms 5500 filed for each Benefit Plan subject to that requirement, and the most recent determination letter received from the IRS with respect to each Qualified Benefit Plan. No prohibited transaction or event giving rise to an excise tax under the Code has occurred with respect to any Benefit Plan.

(d) All contributions (including all employer contributions and employee salary reduction contributions, if any) that are due have been made within the time period prescribed by

ERISA to each ERISA Plan which is an “employee pension benefit plan” (within the meaning of §3(2) of ERISA).

(e) Except as set forth on Schedule 3.20(e), neither the Company nor, to the Knowledge of the Company, any trustee or administrator of any such ERISA Plan, has engaged in any transaction with respect to such ERISA Plan that would subject the Company to either a civil penalty assessed pursuant to §502(i) of ERISA or a Tax or penalty on prohibited transactions imposed by §4975 of the Code. No actions, suits, claims or proceedings with respect to the assets of any such ERISA Plan (other than routine claims for benefits) are pending that would materially and adversely affect an Acquired Company or, to the Knowledge of the Company, threatened by or before any Authority.

This Section 3.20, together with Section 3.16 (Labor Relations), contains the sole and exclusive representations and warranties of the Company with respect to any employment or labor matters with respect to the Company, including any arising under ERISA.

3.21 Tax Matters.

(a) The Acquired Companies have filed all Tax Returns that they were required to file on or before the date hereof (within any applicable extension periods). All such Tax Returns were complete and correct in all material respects, and all Taxes required to have been paid by the Acquired Companies prior to the date hereof have been paid. All Taxes that the Acquired Companies are required by Law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate Authority to the extent due and payable. The Acquired Companies have set up adequate reserves for the payment of all Taxes not yet due and payable, in accordance with GAAP.

(b) There is no claim or assessment pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies by any Authority for any alleged deficiency in Taxes.

(c) The Acquired Companies have not (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes that remain outstanding, (ii) applied for a ruling relative to Taxes, or (iii) entered into a closing agreement with any Authority.

(d) None of the Seller, nor any of the Acquired Companies has been notified that any of the Tax Returns of an Acquired Company has been or is currently being audited by the IRS or relevant Authorities. To the Knowledge of the Company, there are no examinations or other administrative or court proceedings relating to Taxes in progress or pending with respect to which an Acquired Company has received written notice.

(e) None of the Acquired Companies has made any change in accounting methods, principles, policies, procedures or practices, or entered into any agreement with respect thereto, received a ruling from any Authority or entered into any closing agreement with respect to any Tax year.

(f) Each of the Acquired Companies has complied in all respects with all applicable Law, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Law) and have within the time and the manner prescribed by law, withheld and paid over to the proper Authorities all amounts required to be so withheld and paid over under applicable Law.

(g) None of the Acquired Companies is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of any change in accounting method (nor has any Authority proposed any such adjustment or change of accounting method).

(h) All Tax deficiencies that have been claimed, proposed, assessed or asserted against any of the Acquired Companies have been fully paid or finally settled, and no issue has been raised in any examination by any Authority that could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

(i) No power of attorney has been granted by or with respect to any of the Acquired Companies with respect to any matter relating to Taxes.

(j) None of the Acquired Companies is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification, or Tax allocation agreement or similar agreement, contract or arrangement, and none of the Acquired Companies has any potential liability or obligation with respect to Taxes of any Person (other than one of the Acquired Companies) as a result of, or pursuant to, any such agreement, contract, arrangement or otherwise.

(k) None of the Acquired Companies is or has been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) The net operating loss and credit carryovers, if any, available to any of the Acquired Companies, and their expiration dates are set forth on Schedule 3.21(l). As of the date of this Agreement, none of such net operating loss and credit carryovers are subject to the limitations imposed by Sections 382, 383 or 384 of the Code (or any predecessor thereto) or other provisions of applicable Law.

(m) Set forth on Schedule 3.21(m) are all foreign, state and local jurisdictions in which each Acquired Company is or has been subject to Tax and each type of Tax payable in such jurisdiction during the taxable years ending December 31, 2009 and 2010.

(n) None of the Acquired Companies will be required to include any item of income in, or exclude any tax credit or item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting (whether overall or in respect of any item) for a taxable period ending on or prior to the Closing Date; (ii) any “agreement” with any Authority executed on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; or (v) the transactions contemplated by this Agreement.

(o) None of the Acquired Companies has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company), or has any liability for Taxes of any Person (other than one of the Acquired Companies) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law as a transferee or successor, by contract or otherwise.

(p) None of the Acquired Companies has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code.

(q) None of the Acquired Companies has participated in an international boycott as defined in Section 999 of the Code.

(r) None of the property of any of the Acquired Companies is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(s) None of the Acquired Companies is a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for federal income Tax purposes.

(t) None of the Acquired Companies has entered into any sale-leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign Law).

(u) None of the Acquired Companies is, or has been, a “reporting corporation” subject to the reporting requirements of Section 6038A of the Code.

(v) None of the Acquired Companies has a permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country.

(w) Except as set forth on Schedule 3.21(w), no payment made or to be made to any current or former employee of any of the Acquired Companies by reason of the transactions contemplated hereby will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(x) None of the Seller or any of the Acquired Companies is a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2(b).

(y) There are no Liens for Taxes on the assets of any Acquired Company other than Liens for Taxes not yet due and payable or that are being contested in good faith, for which adequate reserves have been established in accordance with GAAP. Such Liens being contested are set forth on Schedule 3.21(y).

(z) Since April 1, 2007, no written claim has been made by a taxing Authority in a jurisdiction where any Acquired Company does not file Tax Returns that an Acquired Company is or may be required to file Tax Returns with respect to such jurisdiction.

(aa) All transactions that could give rise to an understatement of the federal income Tax liability of the Company within the meaning of Section 6662(d) of the Code are adequately disclosed on the Company’s Tax Returns in accordance with Section 6662(d)(2)(B) of the Code if there is or was no substantial authority for the treatment giving rise to such understatement.

(bb) The Company has not engaged in any reportable transactions that were required to be disclosed pursuant to Treasury Regulations Section 1.6011-4 or any predecessor of Treasury Regulations Section 1.6011-4. The Company has not been a “material advisor” or “promoter” (as those terms are defined in Section 6111 and 6112 of the Code and Treasury Regulations promulgated thereunder or similar or comparable provision of state, local or foreign Law) in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder or similar or comparable provision of state, local or foreign Law, (ii) any “confidential corporate tax shelter” within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder or similar or comparable provision of state, local or foreign Law, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and Treasury Regulations promulgated thereunder or similar or comparable provision of state, local or foreign Law.

(cc) The Company has delivered or made available to the Purchaser complete and accurate copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority relating to Taxes of any Acquired Company since April 1, 2007 and any documents submitted in connection therewith, (ii) all closing agreements entered into by the Company with any Tax Authority, in each case existing on the date of this Agreement and (iii) copies of any material correspondence that an Acquired Company has made to any Tax Authority since April 1, 2007.

3.22 Environmental, Health and Safety Matters. Except as set forth on Schedule 3.22:

(a) Each of the Acquired Companies (and to the Knowledge of the Company, each facility currently or formerly owned, leased or operated thereby) at all times has been and is in compliance with all Environmental, Health and Safety Laws, except where the failure to so comply would not materially and adversely affect an Acquired Company. Each of the Acquired Companies holds and is in compliance with all Permits required to be held by it under Environmental, Health and Safety Laws or which relate to an Acquired Company’s manufacture, generation, processing, distribution, use, treatment, storage, disposal, release, remediation, clean-up, transport or handling of Materials of Environmental Concern, except where the failure to hold any such Permit or to comply with any such Permit would not reasonably be expected to materially and adversely affect the Acquired Companies as a whole. Set forth on Schedule 3.22 is a list of all such material Permits.

(b) To the Knowledge of the Company, none of the Acquired Companies has received written notice from any third party, including any Authority, that any past or present conditions, circumstances, activities, practices, incidents or actions thereof, or of any facility currently or formerly owned, leased or operated thereby: (i) may interfere with or prevent compliance or continued compliance by such Acquired Company with any Environmental,

Health and Safety Laws; (ii) may give rise to any common law or legal liability relating to any Materials of Environmental Concern; (iii) may otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation relating to any Materials of Environmental Concern or (iv) has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, or with regard to any state law equivalent to CERCLA, except as would not reasonably be expected to materially and adversely affect the Acquired Companies as a whole.

(c) To the Knowledge of the Company, none of the Acquired Companies or their predecessors has released, placed, spilled, or disposed, whether intentionally or unintentionally, any Materials of Environmental Concern at or from any Real Property, or any other facility formerly owned, leased or operated by any Acquired Company, or off-site at any facility or property owned and/or operated by a third party, so as to create any liability for any Acquired Company under any Environmental, Health and Safety Laws, except as would not reasonably be expected to materially and adversely affect the Acquired Companies as a whole.

(d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, request for information, investigation or proceeding pending or, to the Knowledge of the Company, threatened in writing against any Acquired Company relating in any way to any Materials of Environmental Concern at any location (whether located on the facilities of the Acquired Companies or off-site, and whether used currently or in the past) or to any violation of any Environmental, Health and Safety Laws.

(e) All reports, correspondence from or with any Authority, investigations and audits that, to the Knowledge of the Company, exist (whether prepared for the Seller, the Company, the Acquired Companies or for, by or at the request of any Authority) regarding environmental conditions, violations of any Environmental, Health and Safety Laws, and/or to Materials of Environmental Concern at any location (whether located on the facilities of the Acquired Companies or off-site, and whether used currently or in the past) have been supplied to the Purchaser.

This Section 3.22 contains the sole and exclusive representations and warranties of the Company with respect to any environmental, health and safety matters with respect to the Acquired Companies, including any arising under any Environmental, Health and Safety Laws.

3.23 Material Contracts. Schedule 3.23 sets forth a list of all Material Contracts, and, to the extent that any Material Contract is oral, a written summary of the material terms thereof. Except as set forth on Schedule 3.23, (a) each Material Contract is a valid and binding obligation of the Acquired Company party thereto, enforceable against such Acquired Company party thereto in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity), (b) none of the Acquired Companies party thereto or, to the Knowledge of the Company, any other party to any Material Contract is in material breach or material default under any Material Contract, (c) to the Knowledge of the Company, there is no event or circumstance that has occurred which, with the passage of time or the giving of notice or both, would constitute a material breach or material default by any Acquired Company under any such Material Contract, and (d) the Acquired Company party thereto has not terminated, and has not received written notice from any other party to such Material Contract seeking to terminate, any Material Contract. The Company has provided to the Purchaser complete and correct copies of each written Material Contract, together with all written amendments, exhibits, attachments and waivers thereto.

3.24 Transactions With Affiliates. Except as set forth on Schedule 3.24 and except for (a) payment of compensation for employment or reimbursement of expenses to employees consistent with past practice, and (b) participation in the Benefit Plans by employees, no Acquired Company is a party to any agreement with any officer, director, manager, member or Affiliate of the Company (other than another Acquired Company) or the Seller, or any Affiliate of any of the foregoing. Set forth on Schedule 3.24 is each transaction in which any Acquired Company was or is to be a participant that would be required to be reported under Item 404 of Regulation S-K if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act as of the date of this Agreement.

3.25 Powers of Attorney. Except as set forth on Schedule 3.25 and except for powers of attorney granted to attorneys, accountants or others in connection with matters relating solely to intellectual property matters, no Acquired Company has granted any written power of attorney to any Person for any purpose whatsoever, which power of attorney is currently in force.

3.26 Absence of Changes. Except for the transactions contemplated by this Agreement or as set forth on Schedule 3.26, since the date of the Most Recent Balance Sheet, the Acquired Companies have been conducted only in the Ordinary Course of Business and no Material Adverse Effect has occurred. Without limiting the generality of the foregoing, except as set forth on Schedule 3.26, since the date of the Most Recent Balance Sheet, the Acquired Companies have not:

(a) sold, leased, transferred or assigned any assets or property (tangible or intangible) with a value in excess of $100,000, other than sales of inventory in the Ordinary Course of Business;

(b) experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in excess of $50,000;

(c) terminated or canceled any contract or agreement of a type that would be required to be listed on Schedule 3.23;

(d) issued, created, incurred or assumed any Indebtedness involving more than $100,000, other than intercompany Indebtedness with another Acquired Company;

(e) forgiven, canceled, compromised, waived or released any Indebtedness owed to it or any right or claim involving more than $100,000;

(f) issued, sold or otherwise disposed of any of its capital stock or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its capital stock or other ownership interests or declared, set aside, made or paid any dividend or distribution with respect to its capital stock or other ownership interests or redeemed, purchased or otherwise acquired any capital stock or other ownership interest or amended or made any change to any of its Organizational Documents or made any other payment to its stockholders;

(g) granted any material increase in the compensation of officers and directors of any Acquired Company or made any material increase in the aggregate compensation of employees of any Acquired Company outside the Ordinary Course of Business;

(h) engaged in any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(i) made any commitment outside the Ordinary Course of Business for capital expenditures of any Acquired Company (other than the Medical Capital Expenditures) in excess of $100,000 for any individual commitment and $500,000 for all commitments in the aggregate for capital expenditures to be paid after the Closing;

(j) instituted any material change in its accounting practices or methods or cash management practices;

(k) made or revoked any material Tax election or settled or compromised any Tax liability;

(l) collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the Ordinary Course of Business; or

(m) agreed or committed to any of the foregoing.

3.27 Inventory. All of the inventory of the Acquired Companies reflected in the Most Recent Balance Sheet consists of materials and supplies, manufactured and processed parts, work in progress, and finished goods, all of which are free from defects in workmanship and materials, are in good condition and of a quality and quantity that are useable and saleable in the Ordinary Course of Business, and none of which is slow moving, obsolete, damaged or defective (all subject to any reserves for inventory writedown shown on the Most Recent Balance Sheet (or in any notes thereto), as adjusted for the passage of time through Closing in accordance with the past custom and practice of such Acquired Company or as listed in Schedule 3.27). The Acquired Companies’ inventory of raw materials is fit for the purpose for which it was procured, and the Acquired Companies’ inventory of finished goods has been built to agreed specifications (all subject to any reserves for inventory writedown shown on the Most Recent Balance Sheet (or in any notes thereto), as adjusted for the passage of time through Closing in accordance with the past custom and practice of such Acquired Company or as listed in Schedule 3.27). Except as set forth on Schedule 3.27, none of the inventory of the Acquired Companies is being held by any Person on a consignment basis or is otherwise located off of the premises of any Real Property.

3.28 Accounts Receivable. Except as set forth on Schedule 3.28, all accounts receivable of the Acquired Companies reflected on the Most Recent Balance Sheet represent and to be reflected on the Estimated Purchase Price Calculation Statement will represent bona fide transactions on the part of the applicable Acquired Company and, to the Knowledge of the Company, are or will be valid obligations of the respective makers thereof. To the Knowledge of the Company, such receivables are subject to no setoffs, counterclaims, disputes or pending requests for discounts.

3.29 Indebtedness. Except as set forth on Schedule 3.29, the Acquired Companies have no Indebtedness.

3.30 Largest Suppliers and Customers. Schedule 3.30 sets forth the 10 largest suppliers by dollar volume of products and services to the Acquired Companies, taken as a whole, and the 10 largest customers by dollar volume of products and services of the Acquired Companies, taken as a whole, in each case for the 12-month period ended on November 30, 2011. No Acquired Company has received any written notice regarding any dispute with any such supplier or customer (other than ordinary course negotiations with such suppliers or customers) or that any such supplier or customer is terminating its business relationship with any Acquired Company, and to the Knowledge of the Company, no Acquired Company has experienced or been notified of any material shortage in goods or services to be provided by its suppliers, or has received any communication from any Person required to be listed on Schedule 3.30 indicating that it would not continue to provide to, or purchase from, the Acquired Companies and there are no current disputes with any such Persons that indicate that such supplier or customer will terminate its business relationship with any Acquired Company (other than ordinary course negotiations with such suppliers or customers).

3.31 Warranty.

Each product or service, manufactured, sold, leased, or delivered by an Acquired Company is and has been manufactured, sold, leased, or delivered in material conformity with all applicable contractual commitments and all express and implied warranties. There is no pending or, to the Knowledge of the Company, threatened proceeding against any Acquired Company, or any communications from third parties or, to the Knowledge of the Company, other circumstances that would give rise to a claim against an Acquired Company, for replacement or repair of any product manufactured, sold or delivered by any Acquired Company or the payment of damages in connection therewith, subject only to the reserve for product warranty claims shown on the Most Recent Balance Sheet (or in any notes thereto), as adjusted for operations and transactions through the date hereof and the Closing Date in accordance with the past custom and practice of the operation of the Business by the Acquired Companies.

3.32 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.

(a) To the Knowledge of the Company, the Acquired Companies have not, to obtain or retain business therefor or any Affiliate thereof, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00)) or any commission payment to:

(i) any person who is an official, officer, agent, employee or representative of any Authority or any existing or prospective customer that is government-owned;

(ii) any political party or official thereof;

(iii) any candidate for political or political party office; or

(iv) any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, or political candidate.

(b) The Acquired Companies have at all times since April 1, 2007 been in compliance with all Laws relating to export control and trade embargoes, except where the failure to comply with any such Law would not materially and adversely affect an Acquired Company.

This Section 3.32 contains the sole and exclusive representations and warranties of the Company with respect to any foreign corruption, export, import or antiboycott matters with respect to the Acquired Companies, including any arising under the U.S. Foreign Corrupt Practices Act of 1977.

3.33 Government Contracts.

(a) To the Knowledge of the Company, each of the Acquired Companies has complied with all applicable statutory and regulatory requirements with respect to each Government Contract awarded to it and each and every bid, quotation or proposal submitted by it to any Authority or any prospective prime contractor or subcontractor.

(b) None of the Acquired Companies has violated any United States export control Laws or regulations in the performance of its Government Contracts at any tier.

(c) To the Knowledge of the Company, each Acquired Company has complied with each certification it has executed, acknowledged or set forth with respect to each Government Contract awarded to it and each bid it has submitted to any Authority or any prospective prime contractor or subcontractor.

(d) Each Acquired Company has complied in all material respects with all clauses, provisions and requirements incorporated expressly, by reference or by operation of law in its Government Contracts, including all provisions regarding assignment or change of control.

(e) To the Knowledge of the Company, all written certifications, representations or disclosure statements submitted by any Acquired Company with respect to any Government Contract were accurate as of the date of submission, and were properly updated to the extent required by applicable Law or contract.

(f) To the Knowledge of the Company, (i) none of the Acquired Companies, the Seller, or any Acquired Company’s officers, employees or agents are currently debarred or suspended from doing business with any Authority, and (ii) none of such persons has otherwise been declared ineligible for government business. To the Knowledge of the Company, there are no circumstances that would be reasonably expected to warrant the institution of debarment or suspension or ineligibility proceedings against any Acquired Company, the Seller or any of the Acquired Companies’ officers, employees or agents.

(g) To the Knowledge of the Company, none of the Acquired Companies is currently contracting with, nor have they contracted with contractors who, under applicable Law, are debarred or suspended or who, under applicable Law, are prohibited or sanctioned entities or countries.

(h) Since April 1, 2007, no Acquired Company has had any Government Contract terminated (other than any Government Contract that expired pursuant to the terms thereof or that was terminated because the related program or funding was discontinued)

(i) To the Knowledge of the Company, there are no material irregularities, misstatements or omissions relating to any of the Government Contracts or any of its bids, quotations or proposals submitted by the Acquired Companies that have led to (1) any administrative, civil or criminal investigation or indictment of the Acquired Companies; (2) the recoupment of any payments previously made to the Acquired Companies; or (3) the assessment of any penalties or damages against the Acquired Companies, arising out of such irregularities, misstatements or omissions, that, in the case of clauses (1), (2) and (3), would be reasonably expected to have a Material Adverse Effect.

(j) To the Knowledge of the Company, the Acquired Companies have not received written notice of any outstanding claims against, or outstanding audits or investigations with respect to, the Acquired Companies either by any Authority or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract and there are no facts upon which such a claim, audit or investigation reasonably may be based in the future.

(k) The Acquired Companies have all right, title and interest in all real and personal property, leases, agreements and records necessary for performance of the Government Contracts, including but not limited to all fixed tangible and intangible assets, fixtures, equipment, personnel, management and administration necessary for performance of any orders under any current Government Contract.

(l) None of the Acquired Companies has been convicted of or had a civil judgment rendered against any of them, for (1) commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a federal, state or local transaction or contract under a federal, state or local transaction; (2) violation of federal or state antitrust statutes; or (3)

commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, or receiving stolen property.

(m) To the Knowledge of the Company, no federal appropriated funds have been paid or will be paid, by or on behalf of the Acquired Companies, to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with (1) the awarding of any federal contract, (2) the making of any federal grant, (3) the making of any federal loan, (4) the entering into of any cooperative agreement with any Authority, or (5) the extension, continuation, renewal, amendment or modification of any federal contract, grant, loan or cooperative agreement. If, to the Knowledge of the Company, any funds other than federal appropriated funds have been paid or will be paid to any Person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with a federal contract, grant, loan or cooperative agreement, the Acquired Companies have completed and submitted all appropriate forms and disclosures.

(n) Each Acquired Company, to the extent applicable, has an appropriate Contractor Code of Business Ethics and Conduct, an ongoing business ethics and business conduct awareness program, and an internal control system. The Acquired Companies’ internal control system facilitates timely discovery of material improper conduct in connection with Government Contracts and ensures material corrective measures are promptly instituted and carried out. Specifically, such internal control system provides for (1) periodic reviews of the Acquired Companies’ business practices, procedures, policies, and internal controls for compliance with the Contractor’s Code of Business Ethics and Conduct and the special requirements thereunder of government contracting; (2) an internal reporting mechanism by which employees may report suspected instances of improper conduct, and instructions that encourage employees to make such reports; (3) internal and/or external audits, as required; and (4) disciplinary action for improper conduct.

This Section 3.33 contains the sole and exclusive representations and warranties of the Company with respect to any government contract matters with respect to the Acquired Companies.

3.34 Disclosure. To the Knowledge of the Company, no representation or warranty or other statement made by the Seller or the Company in this Agreement or in the Schedules contains any materially untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF THE SELLER

To induce the Purchaser to enter into this Agreement, and to consummate the transactions contemplated hereby, except as set forth in the Schedules, the Seller hereby represents and warrants to the Purchaser as follows:

4.1 Organization and Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authority; Authorization. The Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and under each such other Transaction Document, and to consummate the transactions contemplated by this Agreement and each such other Transaction Document. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Seller.

4.3 Enforceability. This Agreement and each other Transaction Document to which the Seller is a party is, or upon its execution and delivery will be, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.

4.4 Noncontravention. Except as set forth on Schedule 4.4, neither the execution, delivery or performance by the Seller of this Agreement or any other Transaction Document to which the Seller is a party, nor the consummation by the Seller of the transactions contemplated hereby or thereby, nor compliance by the Seller with any of the provisions hereof or thereof will (i) violate, or result in the violation of, the Organizational Documents of the Seller, or (ii) violate any Law, order, judgment, injunction, stipulation, award or decree of any Authority, in each case applicable to the Seller or its assets or properties, except, in each case, where the violation would not reasonably be expected to have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement.

4.5 Governmental Approvals. Except as set forth on Schedule 4.5, no filing with, and no permit, authorization, consent or approval of, any Authority is necessary for the consummation by the Seller of the transactions contemplated hereby.

4.6 Title to Shares. The Seller has good and valid title to the Shares free and clear of any Lien (other than restrictions imposed by securities laws applicable to securities generally, restrictions contained in the Company’s Organizational Documents and rights of the Purchaser hereunder).

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

To induce the Company and the Seller to enter into this Agreement, and to consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Company and the Seller as follows:

5.1 Organization and Standing. The Purchaser is a corporation duly formed, validly existing and in good standing under the Laws of the State of Ohio. Complete and correct copies of the Organizational Documents of the Purchaser and all amendments thereto as currently in effect have been delivered to the Company. The Purchaser is not in default under or in violation of its Organizational Documents.

5.2 Authority; Authorization; Enforceability.

(a) Authority; Authorization. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and under each such other Transaction Document, and to consummate the transactions contemplated by this Agreement and each such other Transaction Document. The execution, delivery and performance by the Purchaser of this Agreement and each other Transaction Document to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.

(b) Enforceability. This Agreement and each such other Transaction Document to which the Purchaser is a party is, or upon its execution and delivery will be, a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.

5.3 Noncontravention. Neither the execution, delivery or performance by the Purchaser of this Agreement or any other Transaction Document to which the Purchaser is a party, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, nor compliance by the Purchaser with any of the provisions hereof or thereof will (i) violate, or result in the violation of, the Organizational Documents of the Purchaser, or (ii) violate any Law, order, judgment, injunction, stipulation, award or decree of any Authority, in each case applicable to the Purchaser or its assets or properties, except, in each case, where the violation would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

5.4 Governmental Approvals; Claims or Legal Proceedings. Except for filings pursuant to the HSR Act and reports with the U.S. Securities and Exchange Commission under the Securities Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Authority is necessary for the consummation by the Purchaser of the transactions contemplated hereby. There are no actions, suits, claims or proceedings which are pending or, to the Knowledge of the Purchaser, threatened against the Purchaser and there are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against the Purchaser, or any of its assets or properties, which prohibit or enjoin the consummation of, or adversely affect the Purchaser’s ability to timely consummate, the transactions contemplated hereby.

5.5 Brokers. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

5.6 Securities Act. The Purchaser is acquiring the Shares hereunder solely for the purpose of investment and not with a view to, or in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities Law. The Purchaser acknowledges that the Shares are not registered under the Securities Act or any applicable state securities Law, and that the Shares may not be sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable. The Purchaser is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

5.7 Availability of Funds. The Purchaser has or will have at the Closing sufficient cash available to enable it to pay the full Aggregate Purchase Price and to make the other payments payable at the Closing hereunder, including under Section 2.2, and to make all other necessary payments by it in connection with the transactions contemplated hereby.

ARTICLE 6 – PRE-CLOSING COVENANTS

6.1 Access to Information.

(a) From and after the date hereof and until the Closing, the Company will give to the Purchaser and its authorized Representatives reasonable access during normal business hours to the offices, books and records, Tax Returns, contracts, commitments, facilities and personnel of the Acquired Companies, and will furnish and make available to the Purchaser and its authorized Representatives copies (at the Purchaser’s expense) of such additional financial and operating data related to the affairs of the Acquired Companies as the Purchaser and its authorized Representatives may reasonably request; provided, however, that (i) the activities of the Purchaser and its Representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business, and (ii) no Acquired Company shall be required to furnish the Purchaser or its Representatives with any documents or information that would be a breach of applicable Law or where such disclosure would jeopardize the attorney-client privilege (it being agreed that the parties hereto shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such breach or jeopardy).

(b) Notwithstanding the foregoing, before the Closing Date, without the prior written consent of the Seller, not to be unreasonably withheld, none of the Purchaser or its Representatives shall contact any suppliers to, customers of, or employees of, any Acquired Company in connection with or pertaining to any subject matter of this Agreement; provided, however, that promptly after the execution of this Agreement, the Seller and the Purchaser will have joint conversations with the suppliers and customers set forth on Schedule 3.30.

6.2 Pre-Closing Activities. Each of the Acquired Companies shall, and the Seller shall cause each of the Acquired Companies to (i) carry on its business, in the Ordinary Course of Business consistent with past practice except as specifically contemplated or required by this Agreement, or as otherwise agreed in writing by the Purchaser (which shall not be unreasonably withheld, conditioned or delayed), (ii) use commercially reasonable efforts to maintain and preserve intact the business, organization, properties, physical facilities and operations of each Acquired Company, keep available the services of the current officers, employees and agents of such Acquired Company, and maintain the relations and goodwill with its suppliers, customers, lessors, licensors, lenders and key employees and advantageous business relationships of such Acquired Company, (iii) give all required notices in connection with, and use its commercially reasonable efforts to obtain all Permits necessary or desirable to consummate the transactions contemplated by the Agreement and to permit the Purchaser to operate the businesses of the Acquired Companies after the Closing and to cause the other conditions to the Purchaser’s and the Seller’s obligation to close set forth in Article 7 to be satisfied (including the execution and delivery of all agreements and documents contemplated hereunder to be so executed and delivered) and (iv) take no action which would reasonably be expected to adversely affect or delay its ability to obtain any approvals required to consummate the transactions contemplated hereby. Except as otherwise permitted or required by this Agreement or as set forth on Schedule 6.2, before the Closing Date the Acquired Companies shall not:

(a) issue or grant any capital stock or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any capital stock or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any capital stock of any Acquired Company;

(b) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business;

(c) effect any recapitalization, reclassification, stock split or like change in the capitalization of any Acquired Company;

(d) amend the Organizational Documents of any Acquired Company;

(e) (i) grant any material increase in the compensation of officers and directors of any Acquired Company or make any material increase in the aggregate compensation of employees of any Acquired Company outside the Ordinary Course of Business, except as required by any contract or agreement existing on the date hereof, (ii) grant any extraordinary bonus to any employee, director or consultant of any Acquired Company, except as required by any contract or agreement existing on the date hereof, or (iii) enter into any retention, deferred compensation, bonus or other incentive compensation, profit sharing, stock option, equity appreciation right, restricted stock, equity equivalent, equity purchase, pension, retirement, medical, hospitalization, life or other insurance or other employee benefit plan for the benefit of the officers, directors, and/or employees of any Acquired Company;

(f) subject or permit any of the properties or assets (whether tangible or intangible) of any Acquired Company to become subject to any Lien other than Permitted Liens or leases or licenses that do not materially impair the use of the property subject thereto in the Business as currently conducted;

(g) acquire any properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets of any Acquired Company except (i) in the Ordinary Course of Business, including the sale or lease of products and equipment to customers, or (ii) transactions less than or equal to $100,000 for any individual transaction or $500,000 for all transactions in the aggregate;

(h) make any, or enter into any commitment for, capital expenditures of any Acquired Company (other than the Medical Capital Expenditures) in excess of $100,000 for any individual commitment and $500,000 for all commitments in the aggregate;

(i) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, permit any Acquired Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any contract with, the Seller or any Affiliate of the Seller or any other Affiliate of any Acquired Company;

(j) enter into any contract or commitment which restricts the ability of any Acquired Company to compete with, or conduct, any business or line of business in any geographic area;

(k) enter into or terminate any Material Contract (other than the expiration of any Material Contract pursuant to its terms);

(l) except for trade debt in the Ordinary Course of Business, incur any Indebtedness that will not be satisfied at Closing, assume, guarantee, endorse or otherwise become responsible for any obligations for borrowed money of any other Person, other than any other Acquired Company, or make any loans or advances to any Person, other than to any other Acquired Company;

(m) change in any material respect any (i) financial accounting policies, practices or procedures, (ii) collections, pricing, origination or credit policies, practices or procedures, or (iii) actuarial, reserving, investment or risk management or other similar practices of the Acquired Companies;

(n) settle any material litigation;

(o) merge with any other Person or permit any other Person to merge into it or consolidate with, or acquire the securities (whether debt or equity, convertible or otherwise) of any other Person;

(p) take any action that is intended or may reasonably be expected to result in any of the representations and warranties set forth in Article 3 of this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions set forth in Article 7 not being satisfied in any material respect or in a material violation of any provision of this Agreement, except, in each case, as may be required by Law;

(q) make or change any Tax election, file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment of or relating to any Acquired Company, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment upon or relating to any Acquired Company if such election, amendment, agreement, settlement, surrender, consent or other action would reasonably be expected to have the effect of increasing the Tax liability of an Acquired Company for any taxable period beginning on or after the day after the Closing Date unless required by applicable Law;

(r) fail to use commercially reasonable efforts to preserve, and prevent any material degradation in, such Acquired Company’s relationship with its material suppliers, customers and others having material business relations with such Acquired Company; or

(s) agree or commit to do any of the foregoing.

Notwithstanding the foregoing, (i) nothing in this Section 6.2 shall prohibit any Acquired Company from taking any action or omitting to take any action that is required to be taken or that is specifically contemplated by this Agreement (including the transfer of the Transfer Road Property and assignment of the Transfer Road Lease Agreements, any Indebtedness and any GE Mortgage Agreements associated therewith to another Person other than any Acquired Company) or otherwise approved by the Purchaser, which approval will not be unreasonably withheld, conditioned or delayed, and (ii) the Purchaser acknowledges that on or prior to the Closing Date the Seller may approve certain payments to the Phantom Stock Holders in accordance with Section 280G(b)(5) of the Code so that such payment does not constitute a “parachute payment” within the meaning of Section 280G of the Code.

6.3 Efforts to Consummate. Each of the Purchaser, the Company and the Seller will use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary to fulfill the conditions precedent to the obligations of the other party(ies) hereunder and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, (a) the Company will use commercially reasonable efforts to obtain those third party consents and other items set forth on Schedule 6.3 (the “Required Consents”), (b) the Company will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of Authorities as set forth on Schedule 6.3, and (c) as soon as practicable, but not more than 30 days, after execution of this Agreement, the Purchaser, the Seller and the Company will (and, if applicable, will cause their appropriate Affiliates to) file any Notification and Report Forms and related materials with the Federal Trade Commission and the Antitrust Division of the United States Department of

Justice under the HSR Act and file each, if any, pre-acquisition notification or report form pursuant to each applicable Non-US Competition Law, will use commercially reasonable efforts to obtain early termination of the applicable waiting period under the HSR Act and obtain approval under each applicable Non-US Competition Law and will make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. In no event shall commercially reasonable efforts for purposes of this Section 6.3 be deemed to require the payment of any cash or other consideration by the Purchaser, the Seller or the Company other than for any filing fees under the HSR Act and each applicable Non-US Competition Law. Each of the Purchaser and the Seller agree that one-half of the filing fees under the HSR Act will be paid contemporaneously with such filing by each of the Purchaser and the Company.

6.4 Exclusive Dealing. From the date of this Agreement until the earlier of (a) the Closing Date, or (b) the date this Agreement is terminated in accordance with the provisions hereof, the Company and the Seller will not, and will cause their respective managers, investment bankers and attorneys and will use commercially reasonable efforts to cause their respective officers and directors not to, take any action to solicit the making of any Acquisition Proposal, engage in substantive discussions or negotiations with any Person with respect thereto or assist with or facilitate the making of an Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any written offer, proposal or contract from a third party for any acquisition or purchase of any of the Shares, or any acquisition, purchase or license of all or any material part of the assets or properties of any of the Acquired Companies (other than the sale or other disposition of such assets or properties in the Ordinary Course of Business) or the sale or issuance of any capital stock or other equity securities of any Acquired Company, or any merger or consolidation of any Acquired Company. Each of the Seller and the Company shall, and shall cause each of the Acquired Companies to, immediately cease, and cause to be terminated, any and all contacts, discussions and negotiations with third parties regarding any of the foregoing.

6.5 Notice of Developments; Supplementation and Amendment of Schedules. From time to time before the Closing, the Company and the Seller shall notify the Purchaser if it becomes aware prior to the Closing of any fact or condition that could be reasonably expected to constitute a breach of any representation or warranty of the Seller or the Company or could be reasonably expected to constitute a breach of any representation or warranty of the Seller or the Company if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition or on the Closing Date and shall supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement that, if existing or known at, or occurring before, the date of this Agreement, would have been required to be set forth or described in such Schedules. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 7.1(a); or upon any right or claim of the Purchaser pursuant to the terms of this Agreement or otherwise, including for indemnification pursuant to Article 9, with respect to any and all matters disclosed pursuant to any such supplement or amendment at or before the Closing.

6.6 Confidentiality. Until the Closing, the Purchaser will, and will ensure that its Representatives and other agents will, hold in strict confidence and not use in any way except in connection with the consummation of the transactions contemplated hereby, all confidential information obtained in connection with the transactions contemplated hereby from any Acquired Company, the Seller or any of their respective Representatives, in accordance with and subject to the terms of the Confidentiality Agreement. The covenants contained in this Section 6.6 are independent covenants and shall be enforceable by each disclosing party regardless of any claims which any non-disclosing party shall have against the disclosing party or any of such disclosing party’s Affiliates, whether under this Agreement or otherwise.

ARTICLE 7 – CONDITIONS TO CLOSING

7.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of each and every one of the following conditions precedent:

(a) The representations and warranties of the Company set forth in Article 3 and the representations and warranties of the Seller set forth in Article 4 shall each be true and correct in all material respects (ignoring any reference to Material Adverse Effect or other materiality qualifications contained in such representation and warranty) as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified).

(b) The Company and the Seller shall have performed and complied in all material respects with all of the agreements and covenants required under this Agreement to be performed or complied with by such Person before or at the Closing.

(c) There shall not have occurred during the period from the date of the Most Recent Balance Sheet through the Closing Date a Material Adverse Effect.

(d) Each of the Seller and the Company shall have delivered to the Purchaser a certificate, executed by a duly authorized officer thereof in his or her capacity as such, certifying that the conditions specified in Sections 7.1(a) through (c) have been fulfilled.

(e) There shall not be in force any order, judgment, injunction, stipulation, award or decree by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby and no action, suit, claim or proceeding shall have been instituted or threatened or claim or demand made against the Seller, the Company or the Purchaser seeking any of the foregoing.

(f) All of the Required Consents shall have been obtained and shall be in form and substance reasonably satisfactory to the Purchaser.

(g) All applicable waiting periods (and any extensions thereof) under the HSR Act and each applicable Non-US Competition Law shall have expired or otherwise been terminated.

(h) The Warrant Cancellation Agreements and the Phantom Stock Cancellation Agreements shall be in full force and effect, shall not have been amended from the versions thereof executed by the Warrant Holders and Phantom Stock Holders and delivered to the Purchaser, and no party thereto shall have materially breached, or given notice to the Seller or the Company that such party intends to materially breach, or terminate, any such agreement.

(i) The employment agreements entered into by the employees of the Acquired Companies listed on Schedule 7.1(i) with Remmele as of the date of this Agreement (to be effective upon the Closing) shall be in full force and effect, and no party thereto shall have materially breached, or given notice that such party intends to materially breach, or terminate, any such agreement.

(j) The Seller and the Company shall have delivered to the Purchaser a certificate reasonably acceptable to the Purchaser of non-foreign status as contemplated under Section 1.1445-2(b)(2) of the Treasury Regulations certifying that each of them is not a foreign person.

(k) Each member of each board of directors and each officer of each Acquired Company shall have tendered his or her resignation, effective as of the Closing Date.

(l) The Purchaser shall have received a legal opinion from counsel to the Company in form and content reasonably acceptable to the Purchaser.

(m) The relevant parties to each of the Transaction Documents (other than the Purchaser or any of its Affiliates) shall have entered into such Transaction Documents and (but for execution and/or delivery of such Transaction Documents by the Purchaser or any of its Affiliates) such Transaction Documents shall be in full force and effect.

(o) (i) the Transfer Road Property shall have been transferred to the Seller, an Affiliate of the Seller, or another Person (other than any Acquired Company); (ii) all Indebtedness related to the Transfer Road Property and any of the GE Mortgage Agreements associated therewith shall (A) have been transferred and assigned to, and the obligations thereunder assumed by the Seller, an Affiliate of the Seller, or another Person (other than any Acquired Company) or (B) be considered Closing Funded Indebtedness and paid at the Closing pursuant to Sections 1.1, 1.2 and this Section 2.2; and (iii) all obligations of any Acquired Company under the Transfer Road Lease Agreements, shall have been transferred and assigned to, and the obligations thereunder assumed by, the Seller, an Affiliate of the Seller, or another Person (other than any Acquired Company).

7.2 Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of each and every one of the following conditions precedent:

(a) The representations and warranties of the Purchaser set forth in Article 5 shall each be true and correct in all material respects (ignoring any reference to material adverse effect or other materiality qualifications contained in such representation and warranty) as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified).

(b) The Purchaser shall have performed and complied in all material respects with all of the agreements and covenants required under this Agreement to be performed or complied with by it before or at the Closing.

(c) The Purchaser shall have delivered to the Company a certificate, executed by a duly authorized officer of the Purchaser in his or her capacity as such, certifying that the conditions specified in Sections 7.2(a) and (b) have been fulfilled.

(d) There shall not be in force any order, judgment, injunction, stipulation, award or decree by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby and no action, suit, claim or proceeding shall have been instituted or threatened or claim or demand made against the Seller, the Company or the Purchaser seeking any of the foregoing.

(e) All applicable waiting periods (and any extensions thereof) under the HSR Act and each applicable Non-US Competition Law shall have expired or otherwise been terminated.

(f) The relevant parties to each of the Transaction Documents (other than the Company or the Seller) shall have entered into such Transaction Documents and (but for execution and/or delivery of such Transaction Documents by the Company or the Seller) such Transaction Documents shall be in full force and effect.

(g) The Purchaser shall have paid to the Escrow Agent one-half of the Escrow Agent’s administration fee.

(h) The Transfer Road Property shall have been transferred to the Seller, an Affiliate of the Seller, or another Person (other than any Acquired Company).

ARTICLE 8 – ADDITIONAL AGREEMENTS

8.1 Further Assurances. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or reasonably necessary or proper in order to give effect to, the terms and provisions of this Agreement.

8.2 Publicity. Except as set forth below in this Section 8.2, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof from the Purchaser and the Seller (which, after the Closing, shall not be unreasonably withheld, conditioned or delayed). The Purchaser and the Seller agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Nothing contained in this Section 8.2 shall prevent (a) any party from at any time furnishing any information to any Authority or from making any disclosures required under applicable Law, including the Securities Exchange Act, or under the rules and regulations of any national securities exchange on which such party’s shares of capital stock are listed, (b) any party from placing (or permitting such party’s Representatives to place) a “tombstone” advertisement in any publication or in any marketing or promotional materials with the advance written approval of the Purchaser and the Seller (not to be unreasonably withheld, conditioned or delayed), or (c) any party from furnishing any information concerning the transactions contemplated hereby to such party’s shareholders, members, Affiliates, investors in their Affiliates, or other Representatives.

8.3 Business Records. The Purchaser acknowledges that the business records of the Acquired Companies relating to their operations before Closing will be acquired by the Purchaser in connection with the consummation of the transactions contemplated hereby, and that the Seller may from time to time require access to or copies of such records after the Closing. The Purchaser agrees that upon reasonable prior notice from the Seller, it will, during normal business hours, provide or cause to be provided to the Seller reasonable access to or copies of such records, provided that, the Purchaser may condition such access and copying rights upon execution by the Seller of a confidentiality agreement in form reasonably acceptable to the Purchaser. The Purchaser agrees that it will not (and will cause each of its Affiliates, including the Acquired Companies, not to), within six years after the Closing Date, destroy any material business records of the Acquired Companies prepared before the Closing and, in any event, will not destroy any material business records without first providing reasonable written notice to the Seller prior to such destruction.

8.4 Investigation; No Reliance by the Purchaser; Knowledge of the Purchaser. The Purchaser represents, warrants and acknowledges that (i) it and its Representatives have undertaken an independent investigation, examination, analysis and verification of the Acquired Companies and the Business and the assets, liabilities, operations and financial results of the Acquired Companies, (ii) it has had the opportunity to ask questions of, and has received sufficient answers from, the Acquired Companies, the Seller and their respective Representatives, with respect to the Business and the assets, liabilities, operations and financial results of the Acquired Companies, (iii) assuming the accuracy of the representations and warranties of the Company and the Seller contained in this Agreement, all materials and information requested by the Purchaser have been provided to the Purchaser to the Purchaser’s reasonable satisfaction, and (iv) it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Acquired Companies) as the Purchaser deems adequate. The Purchaser has not relied upon, and the Purchaser expressly waives and releases the Seller from any liability for any claims (including claims based upon fraudulent inducement) relating to or arising from, any representation, warranty, statement, advice, document, projection, or other information of any type provided by the Seller, the Acquired Companies, or their Affiliates or any of their Representatives, except for those representations and warranties expressly set forth in Articles 3 and 4. In connection with such investigation, the Purchaser and its Representatives have received from or on behalf of the Seller and/or the

Acquired Companies certain estimates, budgets, forecasts, plans and financial projections (“Forward-Looking Statements”), and the Purchaser acknowledges that (x) there are uncertainties inherent in making Forward-Looking Statements, (y) it is familiar with such uncertainties and it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements, and (z) none of the Seller, the Acquired Companies, or any other Person is making any representation or warranty with respect to, or will have or be subject to any liability to the Purchaser, or any other Person resulting from, the distribution to the Purchaser, or its use of, Forward-Looking Statements. The Purchaser acknowledges and agrees that any documents that are or were present in the virtual data room operated by Merrill Corporation on behalf of the Seller and the Company in connection with the transactions contemplated herein as of the date of this Agreement for Purchaser’s review in connection with its due diligence investigation shall be deemed to have been provided, delivered and disclosed to, and received by, the Purchaser for all purposes.

8.5 Exculpation and Indemnification of Directors and Officers. For a period of six years after the Closing Date, the Purchaser shall not permit any Acquired Company to amend, repeal or modify any provision in its Organizational Documents relating to exculpation or indemnification of former officers or directors holding office before the Closing Date (unless required by Law), it being the intent of the parties that the officers and directors of the Acquired Companies before the Closing shall continue to be entitled to such exculpation and indemnification to the greatest extent permitted under the Laws of the jurisdiction of organization of such respective Acquired Company. Prior to the Closing, Remmele shall acquire, and after the Closing, shall maintain for a period of six years after the Closing Date, full coverage under the directors’ and officers’ liability insurance policies currently maintained by Remmele (provided that Purchaser or Remmele may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions which, in the aggregate, are no less favorable than those of the current directors’ and officers’ liability insurance maintained by Remmele) with respect to claims arising out of facts or events that occurred at or prior to the Closing, and the aggregate cost of such tail coverage shall constitute the “Tail Coverage Cost.”

8.6 Employee Benefit Matters. Following the Closing Date, with respect to each employee benefit plan in which any employee of any Acquired Company at the time of the Closing participates (each, an “Affected Employee”), for purposes of determining eligibility to participate, vesting and rate of accruing benefits, including severance benefits, vacation entitlement, and retirement benefits, service of any Affected Employee with any Acquired Company shall be treated as service with Purchaser or the applicable Affiliate of Purchaser; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations. Each such plan shall waive pre-existing condition limitations to the same extent waived under the corresponding Benefit Plan.

8.7 Worker Adjustment and Retraining Notification Act. Purchaser shall be solely responsible for any notice or amounts required by Law relating to employment terminations or layoffs of employees of any Acquired Company that occur upon the Closing at the Purchaser’s request in connection therewith, or after the Closing, including notice or amounts under the Worker Adjustment and Retraining Notification Act and any similar state and local Laws that are applicable to Seller or any Acquired Company.

8.8 Limitation of Representations and Warranties. Except for the representations and warranties expressly set forth in Article 3, the Company is not making and shall not be deemed to have made, and except for the representations and warranties expressly set forth in Article 4, the Seller is not making and shall not be deemed to have made, any other representations or warranties, written or oral, statutory, express or implied, concerning the Shares, the Acquired Companies, the Seller or the business, assets or liabilities of the Acquired Companies. THE PURCHASER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 3 OR 4, NEITHER THE COMPANY NOR THE SELLER HAS MADE, AND THE COMPANY AND THE SELLER HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND THE PURCHASER HEREBY EXPRESSLY WAIVES AND IS NOT RELYING ON, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND PURCHASER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST THE COMPANY, EACH OPERATING COMPANY, THE SELLER AND THEIR REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY STATEMENTS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) OR DOCUMENTS HERETOFORE FURNISHED OR MADE AVAILABLE TO THE PURCHASER AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY OR THE SELLER THAT ARE NOT SET FORTH OR OTHERWISE INCORPORATED IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER THE COMPANY NOR THE SELLER IS MAKING ANY REPRESENTATION OR WARRANTY TO THE PURCHASER WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, ANY FORWARD-LOOKING STATEMENTS OR THE INFORMATION SET FORTH IN ANY SUMMARY, TEASER, CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION DELIVERED TO THE PURCHASER OR ITS REPRESENTATIVES.

8.9 Tax Cooperation; Audits; Apportionment; Tax Returns.

(a) Except to the extent such Taxes are accounted for in determining Closing Net Working Capital, the Seller shall be solely liable for and shall pay any and all Taxes with respect to the income, property or operations of the Acquired Companies for all Tax Periods ending on or before the Closing Date (“Pre-Closing Tax Periods”), including any such Taxes attributable to the Pre-Closing Straddle Period. For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Acquired Companies that is attributable to any Straddle Period will be apportioned between the portion of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period in accordance with this Section 8.9. The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-

added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date.

(b) In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Acquired Companies for all Pre-Closing Tax Periods, the Purchaser shall (and shall cause the Acquired Companies to), on the one hand, and the Seller shall, on the other hand, cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes. The Purchaser shall, and shall cause the Acquired Companies to, (i) retain all books and records with respect to Tax Matters pertinent to the Acquired Companies relating to any Taxable Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Seller, any extension thereof) for the respective Taxable Periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow the Seller to take possession of such books and records.

(c) The Purchaser shall (and shall cause the Acquired Companies to) and the Seller shall, upon the other’s request, use their commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(d) The Seller shall prepare or cause to be prepared all Tax Returns of the Acquired Companies for any Pre-Closing Tax Period, on a basis consistent with the manner in which such Tax Returns had historically been prepared. The Seller shall provide such Tax Returns to the Purchaser for review and comment at least thirty (30) days before the due date for such Tax Returns, including any applicable extensions. The Purchaser shall provide any comments to such Tax Returns to the Seller in writing within fifteen (15) days of the Purchaser’s receipt of such Tax Returns. If the Purchaser determines in its reasonable judgment that such Tax Returns have not been prepared in accordance with applicable Law, then Seller shall accept any revisions relating to such matters reasonably requested by the Purchaser that are in compliance with applicable Law. If the Purchaser determines in its reasonable judgment that any position taken by the Seller in any such Tax Returns will materially and adversely affect the Purchaser with respect to the income, property or operations of the Acquired Companies for any Tax Period ending after the Closing Date, then the Seller shall accept any revisions relating to such positions as reasonably requested by the Purchaser. The parties will attempt to resolve in good faith any disputes with respect to such comments. For the avoidance of doubt, (i) all such Tax Returns of the Acquired Companies for any Pre-Closing Tax Period shall be prepared allocating all items accruing on the Closing Date to the Acquired Company’s taxable period ending on the Closing

Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulation Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)); (ii) none of the Acquired Companies will elect to waive any carryback of net operating losses under Section 172(b)(3) of the Code on any Tax Return of the Acquired Companies in respect of any Pre-Closing Tax Period; and (iii) as part of the Tax Returns of the Acquired Companies for any Pre-Closing Tax Period, the Seller may prepare or cause to be prepared IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Tax) in respect of any taxable year ending on the Closing Date, if applicable, IRS Form 8302 (Electronic Deposit of Tax Refund of $1 Million or More) and IRS Form 1139 for any eligible carryback periods.

(e) The Purchaser shall prepare or cause to be prepared and shall timely file or cause to be timely filed all Tax Returns of the Acquired Companies for any Straddle Period. The Purchaser shall provide such Tax Returns to the Seller for review and comment at least thirty (30) days before the due date for such Tax Returns including any applicable extensions. The Seller shall provide any comments to such Tax Returns to the Purchaser in writing within fifteen (15) days of the Seller’s receipt of such Tax Returns. If the Seller determines in its reasonable judgment that such Tax Returns have not been prepared in accordance with applicable Law, then Purchaser shall accept any revisions relating to such matters reasonably requested by the Seller that are in compliance with applicable Law. The parties will attempt to resolve in good faith any disputes with respect to such comments.

8.10 Tax Controversies. Notwithstanding Section 9.3, this Section 8.10 shall control any inquiries, assessments, proceedings or similar events with respect to Tax Matters. With respect to any Pre-Closing Tax Period, the Purchaser shall promptly notify the Seller (a) upon receipt by the Purchaser or any Affiliate of the Purchaser (including any Acquired Company) of any notice of any Tax Matter from any Tax Authority or (b) prior to the Purchaser or the Acquired Companies initiating any Tax Matter with any Tax Authority. The Seller may, at the Seller’s expense, control the defense and settlement of any such Tax Matter. If the Seller assumes such defense, the Seller shall have the authority, with respect to any Tax Matter, to represent the interests of the Acquired Companies before the relevant Tax Authority and the Seller shall have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. The Purchaser shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, solely at its own expense, separate from the counsel employed by the Seller. The Seller shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of the Purchaser or the Acquired Companies or any Affiliate of the foregoing for a post-Closing Tax Period without the prior written consent of the Purchaser, which consent shall not be unreasonably conditioned, withheld or delayed. The Purchaser shall not, and shall cause each Acquired Company not to, enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of the Seller or any Affiliate of the Seller for a Pre-Closing Tax Period without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned, or delayed. The Seller shall keep the Purchaser informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow the Purchaser to consult with it regarding the conduct of or positions taken in any such proceeding.

8.11 Amendment of Tax Returns. The Purchaser shall not, and the Purchaser shall cause its Affiliates (including the Acquired Companies) not to, amend, refile, revoke or otherwise modify any Tax Return or Tax election of any of the Acquired Companies with respect to a Pre-Closing Tax Period without the prior written consent of the Seller.

8.12 Tax Refunds. The Seller will be entitled to any Tax refunds or Tax credits (or reductions in Tax liability), including any interest paid therewith, in respect of Taxes paid by the Acquired Companies with respect to any Pre-Closing Tax Period, other than any Tax refund or Tax credit (or reduction in Tax liability) resulting from the carryback of any Tax attribute generated after the Closing Date. The Purchaser agrees to cooperate, and to cause the Acquired Companies to cooperate, with the Seller in obtaining all Tax refunds with respect to Pre-Closing Tax Periods and to promptly pay or cause the applicable Acquired Company to pay such amounts to Seller after receipt of such amounts. The Purchaser acknowledges that as permitted by Section 8.9(d)(iii), the Seller intends to prepare net operating loss carryback claims relating to the net operating loss that is anticipated to be generated for the short Pre-Closing Tax Period ending on the Closing Date and that any Tax refunds received by the Acquired Companies as a result of filing such claims shall be paid to the Seller pursuant to this Section 8.12. The Purchaser shall not take any actions on the Closing Date that would increase the Company’s Tax liability for any Pre-Closing Tax Period.

8.13 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be paid one-half by the Seller and one-half by the Purchaser, in each case when due, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under applicable Law.

8.14 Consolidated Income Tax Return. The Purchaser shall elect to file a consolidated U.S. federal income tax return with the Acquired Companies for the taxable year of the Purchaser that includes the day after the Closing Date. The parties acknowledge and agree that, as a consequence of the transactions contemplated hereby, (a) the taxable year of the Acquired Companies shall close for U.S. federal income tax purposes at the end of the day on the Closing Date, (b) to the extent applicable Law in other taxing jurisdictions so permits, the taxable year of the Acquired Companies shall close at the end of the day on the Closing Date, and (c) all federal, state, local and foreign income Tax Returns shall be filed consistently on the foregoing basis.

8.15 Nonsolicitation. For a period of two (2) years after the Closing Date, Seller shall not, and shall use its commercially reasonable efforts to cause its post-Closing Affiliates not to, directly or indirectly: (a) solicit any Person who is a customer of any Acquired Company for any business that is similar to the business of any Acquired Company; (b) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller or any

Acquired Company on the Closing Date or within the year preceding the Closing Date to cease doing business with, to deal with any competitor of or in any way interfere with its relationship with Purchaser or any Acquired Company; or (c) hire, retain or attempt to hire or retain any employee or independent contractor of any Acquired Company or in any way interfere with the relationship between Purchaser or an Acquired Company and any of its employees or independent contractors. Notwithstanding the foregoing, the foregoing will not be deemed to prohibit (a) general solicitations for employment in newspapers or magazines, over the internet or by headhunters or employment agencies, in each case if not specifically directed towards employees of the Acquired Companies or (b) the solicitation or hiring of any employee or independent contractor of any Acquired Company who is terminated by the Purchaser or an Acquired Company after the Closing.

ARTICLE 9 – REMEDIES FOR BREACH OF THIS AGREEMENT

9.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement will be deemed and construed to be continuing representations, warranties, covenants and agreements and shall survive the Closing; provided, however, that the representations and warranties of all parties to this Agreement shall expire and be of no further force and effect on the date which is 18 months after the Closing Date; provided further, however, that

(a) the representations and warranties (i) of the Company set forth in Sections 3.4 (Authority; Authorization; Enforceability), 3.7 (Brokers), 3.8 (Capitalization of the Acquired Companies) and 3.9 (Rights; Warrants or Options), (ii) of the Seller set forth in Sections 4.2 (Authority; Authorization) and 4.6 (Title to Shares), and (iii) of the Purchaser set forth in Sections 5.2 (Authority; Authorization; Enforceability) and 5.5 (Brokers) shall survive for six years,

(b) the representations and warranties of the Company set forth in Section 3.21 (Tax Matters) shall survive for the applicable statute of limitations under the Code and

(c) the representations and warranties that are subject to a claim for indemnification for a breach or inaccuracy thereof which has been asserted in good faith with reasonable specificity based on the circumstances known to the Purchaser Indemnitee at such time pursuant to and in compliance with the terms of this Article 9 before the expiration of the applicable period set forth above shall survive until the resolution of such claim. The covenants and agreements in this Agreement in which a time period is specified shall survive for the period specified therein and, unless otherwise indicated, shall survive the Closing until they have been performed or satisfied.

9.2 Indemnification.

(a) By the Seller. Subject to the terms and conditions set forth herein, the Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any Damages which any such Purchaser Indemnitee shall suffer, sustain or become subject to, as a result of:

(i) any breach or inaccuracy of any representation or warranty made by the Company in Article 3;

(ii) any breach of any of the Company’s covenants or agreements contained in this Agreement which are to be performed before the Closing;

(iii) any breach or inaccuracy of any representation or warranty made by the Seller in Article 4;

(iv) any breach of any of the Seller’s covenants or agreements contained in this Agreement;

(v) any claim by any Warrant Holder or Phantom Stock Holder or any other Person in respect of any claim to have been a stockholder of the Company, or for any portion of the Aggregate Purchase Price or compensation based on the consummation of the transactions contemplated hereby; or

(vi) the ownership of the Transfer Road Property by the Acquired Companies or the transfer of the Transfer Road Property from Remmele to the Seller, an Affiliate of the Seller, or another Person (other than any Acquired Company), and any Indebtedness or Liability associated therewith or arising under any GE Mortgage Agreement associated with the Transfer Road Property or the Transfer Road Lease Agreements.

(b) By the Purchaser and the Company. Subject to the terms and conditions set forth herein, the Purchaser and, after the Closing, the Company, jointly and severally, shall indemnify and hold harmless the Seller Indemnitees from and against any Damages which any such Seller Indemnitee shall suffer, sustain or become subject to, as a result of:

(i) any breach or inaccuracy of any representation or warranty made by the Purchaser in Article 5 or any breach of the Purchaser’s covenants or agreements contained in this Agreement; or

(ii) any breach of any of the Company’s covenants or agreements contained in this Agreement which are to be performed after the Closing.

9.3 Third Party Claims.

(a) If any Purchaser Indemnitee desires to make a claim against the Seller, or any Seller Indemnitee desires to make a claim against the Purchaser or the Company (such Purchaser Indemnitee or Seller Indemnitee, an “Indemnified Party”) under Section 9.2 in connection with any action, suit, proceeding, claim, investigation, audit or demand at any time instituted against or made upon the Indemnified Party by any third party for which the Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), such Indemnified Party shall promptly notify in writing (i) in the case of a claim under Section 9.2(a), the Seller, or (ii) in the case of a claim under Section 9.2(b), the Purchaser (in each case, an “Indemnifying Party”) of such Third Party Claim and of the Indemnified Party’s claim of indemnification with respect thereto; provided, however, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party shall have 30 days after receipt of such notice to notify such Indemnified Party if the Indemnifying Party has elected to assume the defense of such Third Party Claim. If the Indemnifying Party elects to assume the defense of such Third Party Claim, the Indemnifying Party shall be entitled at its own expense to conduct and control the defense and, subject to Section 9.3(b), the settlement of such Third Party Claim through counsel of its own choosing, reasonably acceptable to the Indemnified Party, on behalf of the applicable Indemnified Party. Until such time as the Indemnifying Party notifies or fails to notify the Indemnified Party within 30 days after receipt of notice from the Indemnified Party(ies) of a Third Party Claim that the Indemnifying Party has elected to conduct the defense of such Third Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim through counsel reasonably acceptable to the Indemnifying Party; provided, however, that the Indemnified Party may not compromise, consent to entry of judgment or settle any Third Party Claim except as provided in Section 9.3(b).

(b) Any compromise, consent to entry of judgment, settlement or offer of settlement of any Third Party Claim of which the Indemnifying Party has elected to assume the defense shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed (provided that, any determination of the reasonableness of withholding, conditioning or delaying such consent by an Indemnified Party shall include, without limitation, an evaluation of whether the reasonably anticipated Damages of the Indemnified Party related to such claim may exceed the Indemnification Escrowed Funds, if applicable, and/or whether there is a reasonable probability that such compromise, consent to judgment, settlement or offer of settlement may materially and adversely affect the Indemnified Party other than as a result of the payment of money Damages). Unless such consent is obtained, the Indemnifying Party shall continue the defense of such claim; provided, however, that if any Indemnified Party refuses its consent to a bona fide offer of settlement that the Indemnifying Party wishes to accept and that involves no payment of money by such Indemnified Party, and further involves no material limitation on the future operation of the Business by the Company, and that fully and completely releases all Indemnified Parties from all liability in connection with such Third Party Claim, the Indemnifying Party may reassign the defense of such claim to such Indemnified Party, who may then continue to pursue the defense of such matter, free of any participation by the Indemnifying Party, at the sole cost and expense of such Indemnified Party. In such event, the obligation of the Indemnifying Party with respect thereto shall not exceed the lesser of (i) the amount of the offer of settlement that such Indemnified Party refused to accept or (ii) the aggregate Damages of the Indemnified Party(ies) with respect to such claim. Any compromise, consent to entry of judgment, settlement or offer of settlement of any Third Party Claim of which the Indemnifying Party has not elected to assume the defense shall require the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party has assumed the defense of any Third Party Claim in accordance with the terms hereof, the Indemnified Party agrees that the Indemnifying Party shall have full and complete control over the conduct of such proceeding and the Indemnified Party shall not compromise, consent to entry of judgment, settle or offer to settle such Third Party Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim, including the Indemnified Party(ies) providing the Indemnifying Party with access to the Indemnified Party’s(ies’) records and personnel relating to any Third Party Claim during reasonable hours under the circumstances.

(c) If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

9.4 Limitations on Indemnification.

(a) Deductible. Subject to Sections 9.4(b)-(i), no claim for indemnification under Section 9.2(a) shall be made by any Purchaser Indemnitee unless and until the aggregate amount of all Damages for which Purchaser Indemnitees are otherwise entitled to indemnification under this Article 9 exceeds $720,000 (the “Deductible”), and then only to the extent the aggregate amount of all such Damages exceeds the Deductible; provided, however, that claims for indemnification for Damages pursuant to Section 9.2(a)(i) for breaches or inaccuracies of the representations and warranties of the Seller and the Company set forth in Sections 3.4 (Authority; Authorization; Enforceability), 3.7 (Brokers), 3.8 (Capitalization of the Acquired Companies) and 3.9 (Rights; Warrants or Options), and claims for indemnification for Damages pursuant to Sections 9.2(a)(v) and 9.2(a)(vi) shall not be subject to the Deductible.

(b) Cap. The aggregate amount of all Damages payable by the Seller with respect to all claims for indemnification hereunder shall not exceed the Indemnification Escrow Amount, except for claims for indemnification for Damages pursuant to Section 9.2(a)(i) for breaches or inaccuracies of the representations and warranties of the Seller and the Company set forth in Sections 3.4 (Authority; Authorization; Enforceability), 3.7 (Brokers), 3.8 (Capitalization of the Acquired Companies) and 3.9 (Rights; Warrants or Options), claims for indemnification for Damages pursuant to Sections 9.2(a)(v) and 9.2(a)(vi) and any claims for intentional fraud.

(c) Time Limit. No Person shall be liable for any claim for indemnification hereunder, whether or not as a result of a Third Party Claim, unless written notice of a claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought in compliance with the terms of this Agreement before the applicable Survival Date. All notices given pursuant hereto shall set forth with reasonable specificity the basis for and amount (to the extent calculable at the time of such notice) of such claim for indemnification. Nothing in this Section 9.4(c) or in Section 9.1 waives any applicable statute of limitations with respect to the breach of any representation, warranty, covenant or agreement or any claim for indemnification under this Agreement.

(d) Closing Net Working Capital; Reserves. Notwithstanding any provision of this Agreement to the contrary, the Purchaser Indemnitees shall not be entitled to indemnification hereunder for any Damages as a result of any breach of any representation, warranty, covenant or agreement of the Company under Article 3, and the amount of any Damages incurred in respect of any such breach shall not be included in the calculation of aggregate Damages subject to the Deductible, to the extent that the amount of any Damages as a result of such breach is taken into account as the reduction of any current asset, or as a current liability, reserved or accrued, or otherwise accounted for, in determining the Closing Net Working Capital or on the Most Recent

Balance Sheet, or otherwise taken into account in the calculation of the Aggregate Purchase Price (as finally determined pursuant to Section 2.4).

(e) Insurance and Tax Benefits; Other Indemnification. The amount of any Damages for which indemnification is sought by the Purchaser, the Company or any of the Purchaser’s Subsidiaries, including the Operating Companies (collectively, the “Purchaser Group”) from the Seller hereunder shall be subject to reduction by the amount of any insurance proceeds actually received by the Purchaser Group for such Damages (net of any costs and expenses incurred in obtaining, or as a result of, such recovery, including any prospective or retroactive premium adjustments reasonably anticipated to result from any insurance recovery). Nothing in this Agreement shall limit or affect the Seller’s ability to assert reasonably ascertainable Tax benefits in compliance with applicable Law in calculating Damages hereunder. In no event will any Purchaser Indemnitee be entitled to indemnification for the same Damages from more than one source.

(f) Mitigation. The Purchaser shall take and shall cause its Affiliates, including the Acquired Companies, and shall use its commercially reasonable efforts to cause any other Purchaser Indemnitees, to take such steps to mitigate any Damages as are required under applicable contract Law in respect of claims for indemnification thereby under this Article 9.

(g) No Special Damages. Notwithstanding any provision of this Agreement to the contrary, no Person shall be liable to any other Person for exemplary or punitive Damages or Damages determined as a multiple of income, revenue or the like (unless such Damages are awarded against an Indemnified Party in a claim by a third party for which the Indemnified Party is entitled to indemnification hereunder).

(h) Overall Aggregate Purchase Price Cap. Notwithstanding any provision of this Agreement to the contrary, the aggregate amount of all Damages payable by the Seller with respect to all claims for indemnification hereunder, including for Damages pursuant to Section 9.2(a)(i) for breaches or inaccuracies of the representations and warranties of the Company set forth in Sections 3.4 (Authority; Authorization; Enforceability), 3.7 (Brokers), 3.8 (Capitalization of the Acquired Companies) and 3.9 (Rights; Warrants or Options), shall not exceed the Aggregate Purchase Price.

(i) Treatment of Indemnification Payments. Any indemnification payments made by the Purchaser, the Company, or the Seller pursuant to this Article 9 shall be treated by all parties as an adjustment to the Aggregate Purchase Price hereunder.

9.5 Escrow. Notwithstanding any provision of this Agreement to the contrary, (a) except as set forth in Section 9.5(b), the Purchaser Indemnitees shall have recourse only against the undisbursed Indemnification Escrow Amount and the income, interest, increments and gains earned on the Indemnification Escrow Amount (the “Indemnification Escrowed Funds”) with respect to any Damages, in accordance with the terms of the Escrow Agreement and (b) in no event will Seller be liable for Damages or otherwise for any matter in any way relating to this Agreement or the transactions contemplated hereby other than out of the undisbursed Indemnification Escrowed Funds, except (i) for claims for indemnification for Damages pursuant to Section 9.2(a)(i) for breaches or inaccuracies of the representations and warranties of the Seller and the Company set forth in Sections 3.4 (Authority; Authorization; Enforceability), 3.7 (Brokers), 3.8 (Capitalization of the Acquired Companies) and 3.9 (Rights; Warrants or Options) and any claims for intentional fraud, or (ii) payment of any Purchase Price Decrease (if any) out of the Purchase Price Escrowed Funds pursuant to Section 2.4(c)(iii). To the extent that any Purchaser Indemnitee is entitled to indemnification from the Seller pursuant to this Article 9, including out of the Indemnification Escrowed Funds under this Section 9.5, such Purchaser Indemnitee shall first recover any Damages from the undisbursed Indemnification Escrowed Funds prior to pursuing recovery directly from the Seller, except (i) for claims for indemnification for Damages pursuant to Section 9.2(a)(i) for breaches or inaccuracies of the representations and warranties of the Seller and the Company set forth in Sections 3.4 (Authority; Authorization; Enforceability), 3.7 (Brokers), 3.8 (Capitalization of the Acquired Companies) and 3.9 (Rights; Warrants or Options) and any claims for intentional fraud, or (ii) for payment of any Purchase Price Decrease (if any) pursuant to Section 2.4(c)(iii).

9.6 Limitation of Remedies. The rights of the parties for indemnification under this Agreement shall be strictly limited to those contained in this Article 9 and, except in the case of intentional fraud, such indemnification rights shall be the sole and exclusive remedies of the parties after the Closing Date with respect to any matter in any way under or relating to this Agreement. To the maximum extent permitted by Law, the Seller, the Purchaser and the Company hereby waive and shall cause their respective Affiliates to waive all other rights and remedies with respect to any such matter, whether under any Laws, at common law or otherwise, including for rescission. Except as set forth in this Article 9, no action, suit, claim, proceeding or remedy shall be brought or maintained after the Closing Date (other than actions, suits, claims or proceedings to enforce any rights provided under this Article 9) by the Purchaser or the Company or their respective Affiliates, including any other Purchaser Indemnitees, successors or permitted assigns against the Seller, and no recourse shall be brought or granted against the Seller, by virtue of or based upon any alleged misstatement or omission or relating to an inaccuracy in or breach of any of the representations, warranties, covenants or agreements of the Company or the Seller set forth or contained in this Agreement; provided, however, that nothing in this Agreement shall prevent any claim to the extent that it shall have been the result of intentional fraud by any such Person. The parties hereto acknowledge and agree that the provisions in this Agreement that limit any claims or remedies of the Purchaser Indemnitees, including under this Article 9, have been bargained for and are reflected in the purchase price for the Shares negotiated in connection with this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any claims for specific performance, injunctive or declaratory relief or other equitable remedies.

ARTICLE 10 – TERMINATION

10.1 Termination. This Agreement may be terminated at any time before the Closing:

(a) by the mutual written consent of the Purchaser and the Seller;

(b) by the Purchaser by giving written notice to the Seller at any time (i) if the Seller or the Company has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions to the Purchaser’s obligations under Sections 7.1(a) or 7.1(b), as applicable, would not be satisfied, the Purchaser has notified the Seller of the breach and the breach has continued uncured for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before April 1, 2012 by reason of the failure of any condition precedent under Section 7.1 hereof or if any such condition becomes impossible to fulfill (in each case, unless the failure or impossibility results primarily from the Purchaser breaching any representation, warranty, covenant or agreement contained in this Agreement); or

(c) by the Seller by giving written notice to the Purchaser at any time (i) if the Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions to the Seller’s obligations under Sections 7.2(a) or 7.2(b), as applicable, would not be satisfied, the Seller has notified the Purchaser of the breach and the breach has continued uncured for a period of 30 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before April 1, 2012 by reason of the failure of any condition precedent under Section 7.2 hereof or if any such condition becomes impossible to fulfill (in each case, unless the failure or impossibility results primarily from the Seller or the Company breaching any representation, warranty, covenant or agreement contained in this Agreement).

10.2 Effect of Termination. Termination of this Agreement pursuant to Section 10.1 shall terminate all obligations of the parties hereunder, without liability of any party to any other party (except for the liability of any party then in breach), except for the obligations under the Confidentiality Agreement (which shall survive in accordance with the terms thereof), and for obligations under Section 8.2, Article 11, and this Section 10.2.

ARTICLE 11 – MISCELLANEOUS

11.1 Notices. All notices, demands and other communications hereunder shall be in writing or by facsimile, and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by facsimile, as follows:

If to the Company at any time before the Closing, to:

REI Delaware Holding, LLC

Attention: Michael H. Hackner

10 Old Hwy 8 SW New Brighton, MN 55112

Fax: (651) 635-4170

and

Goldner Hawn Johnson & Morrison Incorporated

Attention: Joseph M. Heinen

3700 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Fax: (612) 338-2860

with a copy sent contemporaneously to:

Faegre Baker Daniels LLP

Attention: Keith P. Radtke

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Fax: (612) 766-1600

If to the Seller:

REI Delaware Holding, LLC

c/o Goldner Hawn Johnson & Morrison Incorporated

Attention: Joseph M. Heinen

3700 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Fax: (612) 338-2860

with a copy sent contemporaneously to:

Faegre Baker Daniels LLP

Attention: Keith P. Radtke

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Fax: (612) 766-1600

If to the Purchaser, or to the Company at any time after the Closing, to:

RTI International Metals, Inc.

Attention: James L. McCarley

Westpointe Corporate Centre One

5th Floor 1550 Coraopolis Heights Road

Pittsburgh, PA 15108

Fax: (412) 893-0027

with a copies sent contemporaneously to:

RTI International Metals, Inc.

Attention: Chad Whalen, Esq.

Westpointe Corporate Centre One

5th Floor 1550 Coraopolis Heights Road

Pittsburgh PA 15108

Fax: (412) 893-0027

Buchanan Ingersoll & Rooney, PC

Attention: Jennifer R. Minter, Esq.

301 Grant Street, 20th Floor

One Oxford Centre

Pittsburgh, PA 15219

Fax:(412) 562-1041

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, five days after being mailed as described above or (d) if sent by facsimile, when dispatched provided that receipt is confirmed electronically.

11.2 Entire Agreement. This Agreement, the other Transaction Documents, and the Confidentiality Agreement, dated August 5, 2011 between the Purchaser and GHF on behalf of Remmele (the “Confidentiality Agreement”) constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect thereto.

11.3 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller, the Company and the Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.4 Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as set forth below, neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto; provided, however, that (a) the Purchaser and, after the Closing, the Company shall each have the right to assign any of its rights under this Agreement to any of its Affiliates so long as the Company and the Purchaser remain liable for such Affiliate’s obligations hereunder and (b) the Purchaser and, after the Closing, the Company may each assign its rights hereunder for collateral security purposes to any lender or lenders providing financing to the Purchaser Group in connection with the transactions contemplated hereby.

11.5 No Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Purchaser, the Purchaser Indemnitees, the Company, the Seller, the Seller Indemnitees or their respective successors, heirs, personal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

11.6 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby. The filing fees in connection with the HSR Act filing and each applicable Non-US Competition Law contemplated by Section 6.3 shall be paid one-half by the Purchaser and one-half by the Company.

11.8 Counterparts and Delivery. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, and delivered by facsimile or other means of electronic transmission (including .PDF), each of which shall be deemed to be one and the same instrument and an original document.

11.9 Duties. Any and all duties and obligations which any party hereto may have to any other party hereto with respect to or in connection with the Shares, this Agreement or the transactions contemplated hereby are limited to those specifically set forth in this Agreement. Neither the duties nor obligations of any party hereto, nor the rights of any party hereto, shall be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever.

11.10 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF MINNESOTA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MINNESOTA TO BE APPLIED. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

11.11 Consent to Jurisdiction. EACH PARTY HERETO AGREES AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT SITTING IN HENNEPIN COUNTY, MINNESOTA AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA (IF FEDERAL JURISDICTION EXISTS), AND ANY APPLICABLE APPELLATE COURTS, WITH RESPECT TO ALL MATTERS RELATING TO THIS AGREEMENT AND TO THE TRANSACTIONS CONTEMPLATED HEREBY, WAIVES ALL OBJECTIONS BASED ON LACK OF VENUE AND FORUM NON CONVENIENS, AND IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS.

11.12 Disclosure Schedules. Each matter disclosed by the Company or the Seller in any Section of this Agreement or any of the Schedules (or subparts thereof) delivered to the Purchaser in connection herewith and on the date hereof by the Seller and the Company, which shall be organized by reference to the section number of the applicable provision of this Agreement that such information purports to modify (the “Schedules”) that makes its relevance to one or more other Sections of this Agreement or other Schedules (or subparts thereof) apparent on its face will be deemed to have been appropriately included in each such other Section of this Agreement or other Schedule (or subpart thereof). Information reflected in the Schedules is not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Disclosure of information in the Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Schedules shall not be construed as an admission that such information is material to the Business, assets, liabilities, financial position, operations or results of operations of the Company.

ARTICLE 12 – DEFINITIONS

12.1 Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Acquired Company” and “Acquired Companies” are defined in the Background section of this Agreement.

“Acquisition Proposal” is defined in Section 6.4 of this Agreement.

“Affected Employee” is defined in Section 8.6 of this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Aggregate Purchase Price” is defined in Section 1.1 of this Agreement.

“Agreement” is defined in the preamble of this Agreement.

“Authority(ies)” means any federal, state, local or foreign governmental regulatory agency, commission, bureau, authority, court or arbitration tribunal.

“Benefit Plans” is defined in Section 3.20(a) of this Agreement.

“Business” is defined in the Background section of this Agreement.

“Calculation Time” means 12:01 a.m., Central Time, on the Closing Date.

“Cash” means the cash and cash equivalents of the Acquired Companies (including marketable securities and short term investments), calculated in a manner consistent with the policies and procedures set forth on Exhibit B.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” is defined in Section 2.1 of this Agreement.

“Closing Cash” is defined in Section 1.1 of this Agreement.

“Closing Date” is defined in Section 2.1 of this Agreement.

“Closing Funded Indebtedness” is defined in Section 1.1 of this Agreement.

“Closing Net Working Capital” means the amount of the Net Working Capital as of the Calculation Time.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” is defined in the preamble of this Agreement.

“Company Intellectual Property” is defined in Section 3.14(a) of this Agreement.

“Company Transaction Expenses” means all expenses of the Acquired Companies (prior to the Closing) and the Seller incurred or to be incurred in connection with the preparation, execution and consummation of this Agreement, the transactions contemplated hereby to be consummated on or before the Closing Date, and the Closing, including fees and disbursements of attorneys, investment bankers, accountants and other advisors, employees and service providers, incurred or payable by any of the Acquired Companies (prior to the Closing) or the Seller pursuant to Section 11.7 and which, in each case, have not been paid as of the Closing and are not accrued in the calculation of Net Working Capital. Without limitation as to the foregoing (i) all investment banking fees, commissions and expenses payable or reimbursable to GHF, (ii) one-half of the Escrow Agent’s administration fee and (iii) one-half of the fees associated with any filing under the HSR Act or any Non-US Competition Law shall be deemed to be Company Transaction Expenses, in each case, to the extent they have not been paid as of the Closing.

“Confidentiality Agreement” is defined in Section 11.2 of this Agreement.

“Damages” means all damages, costs, losses, expenses and fees (including court costs and reasonable attorneys’ fees and expenses).

“Deductible” is defined in Section 9.4(a) of this Agreement.

“Environmental, Health and Safety Laws” means all existing and applicable Laws of federal, state and local Authorities concerning pollution or protection of the environment, public health and safety or employee health and safety, including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including CERCLA; the Toxic Substances Control Act, as amended; the Hazardous Materials Transportation Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Water Act, as amended; the Safe Drinking Water Act, as amended; the Clean Air Act, as amended; the Atomic Energy Act of 1954, as amended; the Occupational Safety and Health Act, as amended; the Federal Resource Conservation and Recovery Act; the Safe Drinking Water Act; the Clean Air Act; the Refuse Act of 1899; the Clean Water Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; the Surface Mining Control and Reclamation Act; the Uranium Mill Tailings Control Act of 1978, as amended; the Low-Level Radioactive Waste Policy Act; the Nuclear Waste Policy Act of 1982; the National Environmental Policy Act; the Federal Hazard Communication Standard (29 C.F.R. §1910.1200); the Food, Drug & Cosmetic Act; the Comprehensive Environmental Response, the Compensation and Liability Act, as amended; the Emergency Planning and Community Right-To-Know Act; the Solid Waste Disposal Act; or other federal, state, or local Laws having similar purposes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Plan” is defined in Section 3.20(a) of this Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association, the escrow agent under the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement in substantially the form attached hereto as Exhibit A, but such Escrow Agreement shall include such additional changes as shall be requested by the Escrow Agent with respect to the Escrow Agent’s obligations, liabilities and responsibilities as approved by the Seller and the Purchaser.

“Estimated Purchase Price Calculation Statement” is defined in Section 1.3 of this Agreement.

“Final Purchase Price Calculation Statement” is defined in Section 2.4(a) of this Agreement.

“Financial Statements” is defined in Section 3.10(a) of this Agreement.

“Forward-Looking Statements” is defined in Section 8.4(a) of this Agreement.

“Funded Indebtedness” means any Indebtedness of the Acquired Companies that is funded and outstanding; provided, however, that Funded Indebtedness shall not include Intercompany Indebtedness, and shall not include the GE Indebtedness if the consent referenced in Section 2.2 is obtained from GE and the GE Indebtedness may continue to be maintained by the Acquired Companies after the Closing.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“GE” is defined in Section 2.2 of this Agreement.

“GE Indebtedness” is defined in Section 2.2 of this Agreement.

“GE Mortgage Agreements” is defined in Section 2.2 of this Agreement.

“GHF” is defined in Section 3.7 of this Agreement.

“Government Contract” means any written contract between any Acquired Company and any Authority, whether acting as prime contractor or subcontractor.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” as applied to any Person means (without duplication) (a) indebtedness of such Person for borrowed money evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all obligations under leases which have historically been recorded by the Acquired Companies as capital leases in respect of which such Person is liable as lessee, (c) any liability of such Person in respect of letters of credit, and (d) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to above. For the avoidance of doubt, Indebtedness does not include accounts payable or accounts receivable of the Acquired Companies and the only obligations under any leases that will be considered Indebtedness relate to those leases set forth as items 6 and 8-11 on Schedule 3.29.

“Indemnification Escrow Amount” means $13,187,500. The Indemnification Escrow Amount shall be held for payment of any obligations of Seller described in Section 9.2(a) in accordance with the terms of the Escrow Agreement.

“Indemnification Escrowed Funds” is defined in Section 9.5 of this Agreement. The Indemnification Escrowed Funds shall be held for payment of any obligations of Seller described in Section 9.2(a) in accordance with the terms of the Escrow Agreement.

“Indemnified Party” is defined in Section 9.3(a) of this Agreement.

“Indemnifying Party” is defined in Section 9.3(a) of this Agreement.

“Independent Accounting Firm” is defined in Section 2.4(b) of this Agreement.

“Information Technology” means (i) computer software, including application software, compilers and tool kits in object (or executable) code and/or (human readable) source code, and related documentation; (ii) proprietary computer programming languages and related documentation and materials; (iii) data feeds and databases; (iv) voice and data circuits, including, by way of example but not of limitation, hubs and routers; (v) telecommunications systems and services; and (vi) computer hardware and operating systems.

“Insurance Policies” is defined in Section 3.15 of this Agreement.

“Intellectual Property” means (i) patents and patent applications, including reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations of such patents and patent applications; (ii) registered and unregistered trademarks, service marks, trade dress, logos, trade names, together with the goodwill associated with them and applications for, and renewals of, each of them; (iii) registered and unregistered copyrights and applications for, and renewals of, copyrights; (iv) trade secrets; (v) Internet domain names and Web site content and (vi) Information Technology.

“Intercompany Indebtedness” means any Indebtedness owed by any Acquired Company to any other Acquired Company.

“Interim Financial Statements” is defined in Section 3.10(a) of this Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge” of the Company means the actual knowledge of John L. Bowden, Paul J. Burton, Tom Frister, Michael H. Hackner, Vinette F. Hamm, Jeffrey S. Masingill, Jeff Noren, Gregory R. Pickert and Daniel R. Wattenhofer in their capacities as officers and employees of the Acquired Companies and such facts or other information of which such individuals have actual knowledge after inquiry of appropriate individuals.

“Knowledge” of the Purchaser means the actual knowledge of Dawne S. Hickton, William F. Strome, James L. McCarley, Michael E. McClain and Chad Whalen in their capacities as officers and employees of the Purchaser and such facts or other information of which such individuals have actual knowledge after inquiry of appropriate individuals.

“Law” means any law, statute, rule, regulation or ordinance.

“Leased Real Property” is defined in Section 3.13(a) of this Agreement.

“Liability” means with respect to any Person, any liability, obligation, encumbrance, Tax, cost, interest or expense and any claim, judgment, lawsuit, damage, penalty or fine against such Person, in each case of any kind, character or description, whether known or unknown, whether asserted or unasserted, whether contingent or otherwise, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due.

“Lien” means any mortgage, lien, pledge, charge or other security interest.

“Listed Intellectual Property” is defined in Section 3.14(a) of this Agreement.

“Material Adverse Effect” means any change, circumstance or effect that is materially adverse to the assets, business, financial condition, operations, results of operations or liabilities of the Acquired Companies as a whole or on the ability of the Acquired Companies to timely consummate the transactions contemplated hereby or the Acquired Companies’ ability to conduct the Business after the Closing and the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute, and none of the following (or the effects thereof) shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, except to the extent that the effect of such conditions is materially disproportionate to the Acquired Companies as compared to their competitors, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, (vi) the negotiation, execution and delivery of this Agreement, the identity or business plans of the Purchaser or its Affiliates, or the announcement or consummation of the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or (vii) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, and (b) any adverse change in or effect on the Business that is timely cured by the Company or the Seller.

“Material Contract” means any contract or agreement or understanding (other than a Routine IP Agreement), whether oral or written, that creates a legally binding obligation, to which any Acquired Company is a party and which (a) relates to Indebtedness or is a letter of credit, pledge, bond or similar arrangement running to the account of or for the benefit of any Acquired Company, (b) any agreement for the purchase of supplies, products, or other personal property or assets, or for the receipt of services, the performance of which would reasonably be expected to extend over a period of more than one year or involve consideration from any Acquired Company in excess of $100,000, (c) any customer agreement for the provision of services, including any general services, blanket or master agreement, (1) under which there are open purchase orders involving consideration to any Acquired Company in excess of $400,000, (2) which would reasonably be expected to extend over a period of more than one year, or (3) which, except for accepted purchase orders, are not terminable by the applicable Acquired Company without payment or penalty upon notice of 180 days or less, (d) obligates any Acquired Company not to compete with any material business (excluding in each case customary confidentiality provisions contained in agreements entered into in the Ordinary Course of Business), (e) are employment, severance, or consulting agreements between any Acquired Company and any of its officers, directors, employees or consultants of any Acquired Company who are entitled to compensation thereunder in excess of $100,000 per year, (f) is a lease or sublease of real property, (g) is a lease, sublease or conditional sales agreement involving annual payments in excess of $100,000 for any machinery, equipment, vehicle or other tangible personal property, (h) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property, in each case requiring payments in excess of $250,000, (i) is a contract granting any Person a Lien on any of the assets of any Acquired Company, in whole or in part (other than Permitted Liens), (j) is a contract under which any Acquired Company has granted or received a license or sublicense of Intellectual Property, in each case that is material to the Business, (k) is a joint venture or partnership contract or a limited liability company operating agreement, (l) is an Insurance Policy, or (m) is an agreement with the Seller or any Affiliate of the Seller (other than between or among the Acquired Companies).

“Materials of Environmental Concern” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and mold or other fungus, any toxic substance, oil, petroleum hydrocarbon, asbestos or hazardous material, or any other chemical, material, pollutant, contaminant or substance regulated by any Environmental, Health and Safety Laws.

“Medical” is defined in the Background section of this Agreement.

“Medical Capital Expenditures” means any amounts paid by the Acquired Companies before the Calculation Time as required in connection with the capital projects described in the Capital Appropriations Requests set forth as item Nos. 1-5 on Schedule 6.2, up to a maximum amount of $5,100,000.

“Most Recent Balance Sheet” is defined in Section 3.10(a) of this Agreement.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Net Working Capital” means the excess of (a) all current assets (other than Cash) of the Acquired Companies on a consolidated basis, over (b) all current liabilities of the Acquired Companies on a consolidated basis, which calculations shall be made in accordance with the categories of current assets and current liabilities, and the policies and procedures, set forth on Exhibit B.

“Net Working Capital Adjustment” means (a) if the amount of the Closing Net Working Capital is less than the Net Working Capital Target by more than $100,000, a reduction to the Aggregate Purchase Price in the amount by which Closing Net Working Capital is less than the difference between the Net Working Capital Target minus $100,000; and (b) if the amount of the Closing Net Working Capital is greater than the Net Working Capital Target by more than $100,000, an increase to the Aggregate Purchase Price in the amount by which Closing Net Working Capital is greater than the sum of the Net Working Capital Target plus $100,000.

“Net Working Capital Target” means the amount of $29,000,000.

“Non-ERISA Plan” is defined in Section 3.20(a) of this Agreement.

“Non-US Competition Law” means any Law in any non-United States jurisdiction that is applicable to the transactions contemplated herein that is comparable in intent or purpose to the

HSR Act in that it requires notification to, filing with or clearance or approval from, an Authority with respect to antitrust, competition, market concentration or any similar matter.

“Operating Company” and “Operating Companies” are defined in the Background section of this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Acquired Companies.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation or articles of organization and the operating or limited liability company agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership, (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (f) any amendment to or restatement of any of the foregoing.

“Owned Real Property” is defined in Section 3.13(a) of this Agreement.

“Permits” means all material governmental licenses, permits, plans, approvals, registrations, applications, authorizations and qualification filings with all Authorities required under Laws in connection with the operation of the Business by the Acquired Companies as currently conducted.

“Permitted Liens” means (i) Liens set forth on Schedule 3.12 or 3.13, (ii) Liens for Taxes, assessments and other governmental charges that are not yet due and payable, that may thereafter be paid without penalty or that are being contested in good faith, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties, (iv) easements, covenants, conditions and restrictions of record, (v) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the Business by the Acquired Companies as currently conducted, (vi) any zoning or other governmentally established restrictions or encumbrances, (vii) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations, (viii) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising or incurred in the Ordinary Course of Business securing amounts which are not overdue for a period of more than 60 days, (ix) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs and (x) other minor imperfections of title, licenses or encumbrances, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the Business by the Acquired Companies as currently conducted.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, other entity, trust or government, or any agency or political subdivision of any government.

“Phantom Stock Cancellation Agreements” is defined in the Background section of this Agreement.

“Phantom Stock Holders” is defined in the Background section of this Agreement.

“Phantom Stock Payments” means the payments required to be made in respect of the Phantom Stock Cancellation Agreements.

“Pre-Closing Straddle Period” is defined in Section 8.9(a) of this Agreement.

“Pre-Closing Tax Periods” is defined in Section 8.9(a) of this Agreement.

“Purchase Price Decrease” is defined in Section 2.4(c)(iii) of this Agreement.

“Purchase Price Escrow Amount” means $750,000.

“Purchase Price Escrowed Funds” means the Purchase Price Escrow Amount and the income, interest, increments and gains earned on such amount. The Purchase Price Escrowed Funds shall be held for payment of any obligations of Seller described in Section 2.4 in accordance with the terms of the Escrow Agreement.

“Purchaser” is defined in the preamble of this Agreement.

“Purchaser Group” is defined in Section 9.4(e) of this Agreement.

“Purchaser Indemnitee(s)” means the Purchaser and, following the Closing, the Acquired Companies and their respective directors, managers, officers, employees, Affiliates and representatives, and successors and permitted assigns, as the case may be.

“Purchaser’s Proposed Calculations” is defined in Section 2.4(a) of this Agreement.

“Qualified Benefit Plans” is defined in Section 3.20(b) of this Agreement.

“Real Property” is defined in Section 3.13(a) of this Agreement.

“Real Property Lease” is defined in Section 3.13(a) of this Agreement.

“Remaining Disputed Items” is defined in Section 2.4(b) of this Agreement.

“Remmele” is defined in the Background section of this Agreement.

“Representative(s)” of the Seller, the Company or the Purchaser shall mean such Person’s respective officers, managers, directors, employees, partners, investment bankers, consultants, attorneys, accountants, agents and other representatives.

“Required Consents” is defined in Section 6.3 of this Agreement.

“Routine IP Agreement” means any (i) nonexclusive license for intellectual property embedded in any equipment, fixtures, components or finished products, (ii) nonexclusive implied license of intellectual property, (iii) nonexclusive license for the use of any commercially available information technology systems or off-the-shelf software whose replacement cost is less than $50,000, and (iv) maintenance or services agreement related to any commercially available information technology systems or off-the-shelf software.

“Schedules” is defined in Section 11.12 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” is defined in the preamble of this Agreement.

“Seller Indemnitee(s)” means the Seller and its managers, directors, officers, employees, partners, members, equity holders, Affiliates (other than the Acquired Companies after the Closing), and successors and permitted assigns.

“Seller’s Proposed Calculations” is defined in Section 2.4(b) of this Agreement.

“Shares” is defined in the Background section of this Agreement.

“Straddle Period” mean a Taxable Period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, each other Person (other than a natural person) of which the Person owns, beneficially and of record, securities or interests representing 50% or more of the aggregate ordinary voting power (without regard to the occurrence of any contingencies affecting voting power).

“Survival Date” means the date (if any) on which the representations, warranties, covenants and agreements of the parties set forth in this Agreement expire as specified in Section 9.1 of this Agreement.

“Tail Coverage Cost” is defined in Section 8.5 of this Agreement.

“Tax Matter” means (a) any inquiries, assessments, proceedings or similar events with respect to Taxes of the Acquired Companies for which the Seller may be required to reimburse or indemnify the Purchaser pursuant to this Agreement or (b) any voluntary contact with any Tax authority relating to Taxes of the Acquired Companies for any Pre-Closing Tax Period.

“Tax Return(s)” means any return, declaration (including any declaration of estimated Taxes), report, claim for refund, or information return or statement relating to Taxes with respect to any income, assets or properties of the Acquired Companies, including any schedule or attachment thereto.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under any applicable Law.

“Taxes” means (a) all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, property taxes, business license taxes, occupation taxes, import duties and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, (b) liability for any such items described in clause (a) that is imposed by reason of U.S. Treasury Regulation §1.1502-6 or similar provisions of Law and (c) liability for any such items described in clause (a) imposed on any transferee or indemnitor, by contract or otherwise.

“Third Party Claim” is defined in Section 9.3(a) of this Agreement.

“Transaction Documents” means the Escrow Agreement, the Phantom Stock Cancellation Agreements, the Warrant Cancellation Agreements and the employment agreements described at Section 7.1(i), to the extent that the Purchaser, the Seller or the Company, as applicable, are parties or are to be parties thereto.

“Transfer Road Lease Agreements” means that Land and Building Lease Agreement between Remmele and AD Subsidiary, LLC (n/k/a Aspect Automation, LLC), dated July 1, 2008 and that Subordination, Nondisturbance, Attornment and Lessee-Lessor Estoppel Agreement among Remmele, AD Subsidiary, LLC (n/k/a Aspect Automation, LLC), and GE, dated July 1, 2008, together with all amendments, documents and instruments executed and delivered in connection therewith.

“Transfer Road Property” means that certain real property located at 677 Transfer Road in St. Paul, Minnesota, which the Acquired Companies will transfer to the Seller, an Affiliate of the Seller or another Person (other than any Acquired Company) prior to the Closing.

“Transfer Road Property Amount” means an amount, to be determined by the Seller and reflected in the Estimated Purchase Price Calculation Statement, to be paid by the Seller from the Aggregate Purchase Price into a separate bank account established by the Seller or an Affiliate of the Seller (other than the Acquired Companies) at the Closing if the Indebtedness relating to the Transfer Road Property is not paid at the Closing to satisfy (i) the estimated payments required on the Indebtedness payable to GE and secured by a mortgage encumbering the Transfer Road Property and (ii) the estimated carrying costs that may be incurred by the Seller or an Affiliate of the Seller after the Closing by owning the Transfer Road Property.

“Transfer Taxes” is defined in Section 8.13 of this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Cancellation Agreements” is defined in the Background section of this Agreement.

“Warrant Holders” is defined in the Background section of this Agreement.

“Warrant Payments” means the payments required to be made in respect of the Warrant Cancellation Agreements.

“Wire Instructions” is defined in Section 2.3(b)(ii) of this Agreement.

12.2 Interpretation. As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and the like refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement, (b) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company’s industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars.

**[SIGNATURES ARE ON THE FOLLOWING PAGE]**

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

PURCHASER:

RTI INTERNATIONAL METALS, INC.

By:	/s/ Dawne S. Hickton
Name:	Dawne S. Hickton
Title:	Vice Chair, President & Chief Executive Officer

COMPANY:

REI DELAWARE HOLDING, INC.

By:	/s/ Paul J. Burton
Name:	Paul J. Burton
Title:	President and Chief Executive Officer

SELLER:

REI DELAWARE HOLDING, LLC

By:	/s/ Paul J. Burton
Name:	Paul J. Burton
Title:	President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]